Exhibit 2.1
PURCHASE AND SALE AGREEMENT
AMONG
ANALOG DEVICES, INC.
(THE “PARENT”)
AND
ANALOG DEVICES, B.V.,
ANALOG DEVICES APS,
ANALOG DEVICES LIMITED,
ANALOG DEVICES INDIA PRIVATE LIMITED,
ANALOG DEVICES HONG KONG, LTD.,
ANALOG DEVICES KOREA, LTD.,
ANALOG DEVICES (SHANGHAI) CO., LTD.,
ANALOG DEVICES (CHINA) CO., LTD.
AND
ANALOG DEVICES TAIWAN, LTD.
(TOGETHER WITH THE PARENT, THE “SELLERS”)
AND
MEDIATEK INC.
(THE “BUYER”)
DATED AS OF
SEPTEMBER 9, 2007

PURCHASE AND SALE AGREEMENT
     This PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered into as of September 9, 2007 among Analog Devices, Inc., a Massachusetts corporation (the “Parent”), Analog Devices, B.V., a limited liability company formed under the laws of the Netherlands (“Analog BV”), Analog Devices ApS, a company organized under the laws of Denmark (“Analog ApS”), Analog Devices Limited, a company organized under the laws of England (“Analog Limited”), Analog Devices India Private Limited, a company organized under the laws of India (“Analog India”), Analog Devices Hong Kong, Ltd., a company organized under the laws of Hong Kong (“Analog Hong Kong”), Analog Devices Korea, Ltd., a company organized under the laws of Korea (“Analog Korea”), Analog Devices (Shanghai) Co., Ltd., a company organized under the laws of the People’s Republic of China (“Analog Shanghai”), Analog Devices (China) Co., Ltd., a company organized under the laws of the People’s Republic of China (“Analog China”), and Analog Devices Taiwan, Ltd., a company organized under the laws of Taiwan (“Analog Taiwan”) (the Parent, Analog BV, Analog ApS, Analog Limited, Analog India, Analog Hong Kong, Analog Korea, Analog Shanghai, Analog China and Analog Taiwan are each individually referred to herein as a “Seller” and are collectively referred to herein as the “Sellers”), and MediaTek Inc., a company organized under the laws of Taiwan (the “Buyer”). The Sellers and the Buyer are referred to collectively herein as the “Parties.”
INTRODUCTION
     1. The Sellers are engaged, among other matters, in the Business.
     2. The Buyer desires to purchase from the Sellers, and the Sellers desire to sell to the Buyer, the Acquired Assets, subject to the assumption of the Assumed Liabilities and upon the terms and subject to the conditions set forth herein.
     3. Capitalized terms used in this Agreement shall have the meanings ascribed to them in Article XI.
     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:
ARTICLE I
ASSET PURCHASE
     1.1 Purchase and Sale of Assets; Assumption of Liabilities.
          (a) Transfer of Assets. On the basis of the representations, warranties, covenants and agreements and subject to the satisfaction or waiver of the conditions set forth in this Agreement, at the Closing, each Seller shall, or cause its Subsidiaries (to the extent owning any Acquired Assets) to, sell, convey, assign, transfer and deliver to the Buyer or any of the Buyer’s wholly-owned Subsidiaries designated in writing by the Buyer at least five Business

Days prior to the Closing (collectively, the “Buyer Designees”), and the Buyer shall, or cause the Buyer Designees to, purchase and acquire from each Seller and its Subsidiaries, free and clear of any Security Interests, all of such Sellers’ and Subsidiaries’ right, title and interest in and to the Acquired Assets.
          (b) Excluded Assets. Notwithstanding anything to the contrary in this Agreement, the Acquired Assets shall not include any of the Excluded Assets.
          (c) Assumed Liabilities. On the basis of the representations, warranties, covenants and agreements and subject to the satisfaction or waiver of the conditions set forth in this Agreement, at the Closing, the Buyer shall, or cause a Buyer Designee to, assume and agree to pay, perform and discharge when due the Assumed Liabilities.
          (d) Excluded Liabilities. Notwithstanding anything to the contrary in this Agreement, the Buyer and the Buyer Designees are assuming only the Assumed Liabilities from the Sellers and their respective Subsidiaries and are not assuming any Excluded Liabilities. All Excluded Liabilities shall be retained by and remain Liabilities of the Sellers and their respective Subsidiaries.
     1.2 Purchase Price Payment and Related Matters.
          (a) Purchase Price Payment. In consideration for the sale and transfer of the Acquired Assets, the Buyer shall, and shall cause the applicable Buyer Designees to, at the Closing, assume the Assumed Liabilities and pay to the Parent the Purchase Price Payment, in cash in immediately available funds in accordance with wire transfer instructions delivered to the Buyer by the Parent not less than two (2) Business Days prior to the Closing. The Parent shall be treated as receiving a portion of the Purchase Price Payment as agent for each of the Sellers (other than the Sellers whose Acquired Assets are being sold pursuant to a Country-Specific Asset Purchase Agreement) consistent with the allocation of the Purchase Price pursuant to Section 1.2(c).
          (b) Withholding Taxes. The Parties shall use commercially reasonable efforts to minimize any applicable withholding taxes payable in connection with the consummation of the transaction contemplated hereby and obtain any available exemption, tax credit or refund in respect of any such withholding tax, including the Taiwan Withholding Tax. Buyer will pay on a timely basis all amounts owed pursuant to any such withholding tax to the appropriate Taxing Authority; provided, however, that the Buyer shall first submit to the Parent for its approval all documents it proposes to provide to the applicable Taxing Authority, which approval shall not be unreasonably withheld or delayed. The Buyer shall provide to the Parent an official receipt or other evidence of payment of each such withholding tax reasonably satisfactory to the Parent. Each of the Parent and Buyer shall promptly pay to the other fifty percent (50%) of any cash refund received by it (or an Affiliate) in respect of any such withholding tax. For tax and accounting purposes only, any such payment shall be treated as an increase of the Purchase Price if made by the Buyer and a reduction of the Purchase Price if made by the Parent. If the Parent (or any Affiliate of the Parent) actually receives, after taking into account all other available tax assets, a net tax benefit from a tax credit in respect of any such withholding tax, it shall pay over to the Buyer 50% of the net tax benefit received promptly after the earlier of (i) the expiration of the statute of limitations applicable to the taxable year in which such net tax benefit was received or (ii) the completion of an audit examination by the relevant Taxing Authority of the income tax returns for the taxable year in which such net tax benefit was received. Any such payment shall be treated as a reduction of the Purchase Price for tax and accounting purposes only.
          (c) Allocation of Purchase Price. The Purchase Price shall be allocated among the Acquired Assets, the rights granted to the Buyer under the License Agreement and the covenant contained in Section 10.2 as follows:
               (i) Buyer shall prepare and deliver to the Parent, as soon as practicable, and, in any event, within 60 days following the Closing, a schedule setting forth a specific proposed allocation of the Purchase Price among the Acquired Assets, the rights granted to the Buyer under the License Agreement and the covenant contained in Section 10.2, in accordance with Section 1060 of the Code. The Parent shall deliver to the Buyer, within 30 days after delivery of such allocation schedule, either a notice indicating that the Parent accepts such allocation schedule or a statement detailing its objections to such allocation schedule. If the Parent delivers to the Buyer a notice accepting the Buyer’s allocation schedule, or if the Parent does not deliver a written objection within such 30-day period, then, effective as of either the date of delivery of such notice of acceptance or as of the close of business on such 30th day, such allocation schedule shall be deemed to be accepted by the Parent. If the Parent timely objects to the Buyer’s schedule, the Parent and the Buyer shall use commercially reasonable efforts to resolve such dispute within 15 days. If the Buyer and the Parent cannot reach agreement on such allocation within 15 days following the date that the Parent notified the Buyer of the objection, then the Parent and the Buyer shall jointly engage the Neutral Accountant to resolve the disputed items. The Buyer and the Parent agree to provide to the Neutral Accountant such information as the Neutral Accountant may reasonably request in connection with the resolution of the disputed items and shall request that the Neutral Accountant resolve such dispute as promptly as practicable. The Buyer and the Parent each shall pay half of the fees and expenses of the Neutral Accountant for its services under this Section 1.2(c).
               (ii) The resolution by the Neutral Accountant of the matters set forth in this Section 1.2(c) shall be conclusive and binding upon the Buyer and the Parent. The Buyer and the Parent agree to file all Tax Returns in a manner consistent with the allocation of the Purchase Price as finally determined in accordance with this Section 1.2(c). The Buyer and the Parent agree that the procedure set forth in this Section 1.2(c) for resolving disputes with respect to the allocation of the Purchase Price shall be the sole and exclusive method for resolving any such disputes; provided that this provision shall not prohibit either Party from instituting litigation to enforce any ruling of the Neutral Accountant.
               (iii) Notwithstanding the foregoing, the specific allocation of the Purchase Price pursuant to this Section 1.2(c) shall be consistent with the general allocation set forth in Section 1.2(c) of the Disclosure Schedule.
          (d) Escrow Fund. At the Closing, the Buyer shall deposit a portion of the Purchase Price equal to the Escrow Amount into an escrow account (the “Escrow Fund”) pursuant to an escrow agreement to be reasonably agreed upon by Parent and Buyer (the

“Escrow Agreement”), which shall cover the matters set forth in Section 1.2(d) of the Disclosure Schedule. The Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement. The escrow agent under the Escrow Agreement (the “Escrow Agent”) shall be a financial institution headquartered in the United States reasonably acceptable to the Buyer and Parent. The Buyer and the Parent agree that the Escrow Fund, and any reimbursement therefrom, shall be administered in accordance with the terms set forth in Section 1.2(d) of the Disclosure Schedule.
     1.3 The Closing.
          (a) Time and Location. The Closing shall take place at the offices of Wilmer Cutler Pickering Hale and Dorr LLP in Boston, MA, commencing at 10:00 a.m., local time, as soon as practicable (but in no event more than three Business Days) after the first date on which the conditions to the obligations of the Parties to consummate the transactions contemplated hereby (excluding the delivery of any documents to be delivered at the Closing by any of the Parties, it being understood that the occurrence of the Closing shall remain subject to the delivery of such documents) have been satisfied or waived.
          (b) Actions at the Closing.
               At the Closing:
               (i) the Sellers shall deliver (or cause to be delivered) to the Buyer the various certificates, instruments and documents required to be delivered under Section 5.1;
               (ii) the Buyer shall deliver (or cause to be delivered) to the Sellers the various certificates, instruments and documents required to be delivered under Section 5.2;
               (iii) the Sellers and the Buyer shall execute and deliver the Transition Services Agreement in the form attached hereto as Exhibit A;
               (iv) the Sellers shall execute and deliver a Bill of Sale in substantially the form attached hereto as Exhibit B;
               (v) the Parent, Analog BV, the Buyer and any applicable Buyer Designee(s) shall execute and deliver the License Agreement in the form attached hereto as Exhibit C;
               (vi) each Seller owning patents or patent applications included in the Acquired Assets shall execute and deliver a Patent Assignment in substantially the form attached hereto as Exhibit D;
               (vii) each Seller owning registered trademarks included in the Acquired Assets shall execute and deliver a Trademark Assignment in substantially the form attached hereto as Exhibit E;

               (viii) each Seller owning registered mask works included in the Acquired Assets shall execute and deliver a Mask Work Assignment in substantially the form attached hereto as Exhibit F;
               (ix) the Buyer shall execute and deliver to Sellers an Instrument of Assumption of Liabilities in substantially the form attached hereto as Exhibit G;
               (x) the applicable Sellers and the applicable Buyer Designees shall execute the Country-Specific Asset Purchase Agreements and such additional documents as may be reasonably necessary to consummate the transactions contemplated by the Country-Specific Asset Purchase Agreements;
               (xi) the Parent, Buyer and the Escrow Agent under the Escrow Agreement shall execute and deliver the Escrow Agreement;
               (xii) the Sellers and the Buyer and/or the applicable Buyer Designees shall execute and deliver such other instruments of conveyance as the Buyer may reasonably request in order to effect the sale, transfer, conveyance and assignment to the Buyer and/or the applicable Buyer Designees of valid ownership of the Acquired Assets owned by the Sellers;
               (xiii) the Buyer and the Sellers shall execute and deliver such other instruments as any Seller may reasonably request in order to effect the assumption by the Buyer and/or the applicable Buyer Designees of the Assumed Liabilities;
               (xiv) each Seller shall transfer the Books and Records to the Buyer and/or the applicable Buyer Designees;
               (xv) the Buyer shall pay to the Parent the Purchase Price Payment in cash by wire transfer of immediately available funds into an account designated by the Parent in accordance with Section 1.2(a);
               (xvi) the Sellers shall put the Buyer and/or the applicable Buyer Designees in possession and control of, all of the Acquired Assets of a tangible nature owned by the Sellers;
               (xvii) each Seller that shall transfer an interest in U.S. real property pursuant to this Agreement or the Ancillary Agreements shall deliver to the Buyer a certification to the effect that such Seller is not a “foreign person” as defined in Section 1445 of the Code; and
               (xviii) the Parties shall execute and deliver to each other a cross-receipt evidencing the transactions referred to above.
     1.4 Consents to Assignment.
          (a) Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign or transfer any contract, lease,

authorization, license or permit, or any claim, right or benefit arising thereunder or resulting therefrom, if an attempted assignment or transfer thereof, without the consent of a third party thereto or of the issuing Governmental Entity, as the case may be, would constitute a breach thereof. If consent to assignment for the agreements set forth in Section 2.3 of the Disclosure Schedule is not obtained prior to Closing, then, from and after the Closing, the Sellers and the Buyer will cooperate, in all reasonable respects, to obtain such consent as soon as practicable after the Closing, provided, that no Seller shall be required to make any payments or agree to any material undertakings in connection therewith.
          (b) Anything in this Agreement to the contrary notwithstanding, the transfer of Acquired Assets in India which are subject to the approval of the STPI, Customs and Excise Authorities with respect to the Debonding and Bonding of Duty Free assets (the “STPI Approval”) and payment of the portion of the Purchase Price allocated to such assets shall not occur until such approval has been obtained.
     1.5 Further Assurances. At any time and from time to time after the Closing Date, as and when requested by any Party hereto and at such Party’s expense, the other Party or Parties shall promptly execute and deliver, or cause to be executed and delivered, all such documents, instruments and certificates and shall take, or cause to be taken, all such further or other actions as are reasonably necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement and the Ancillary Agreements.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE SELLERS
     The Sellers jointly and severally represent and warrant to the Buyer that the statements contained in this Article II are true and correct as of the date hereof and as of the Closing Date, except as set forth in the Disclosure Schedule. The Disclosure Schedule is arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article II. The disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this Article II to the extent it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. The inclusion of any information in the Disclosure Schedule shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material to the Business, has resulted in or would result in a Business Material Adverse Effect, or is outside the ordinary course of business. For purposes of this Agreement, the phrase “to the knowledge of the Sellers” or any phrase of similar import shall mean and be limited to the actual knowledge, after due inquiry of their respective direct reports, of the following individuals (which such due inquiry the Sellers have caused and shall cause such individuals to make): Christian Kermarrec, Bill Martin, Brian McAloon, Margaret Seif, Kevin Lanouette and Tom Tuytschaevers.
     2.1 Organization, Qualification and Corporate Power. Each of the Sellers is a corporation duly organized, validly existing and, where applicable, in good standing under the laws of its respective jurisdiction of organization and is duly qualified to conduct business under the laws of each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities, in each case as they relate to the Business, makes such qualification necessary, except for any such failure to be qualified that would not reasonably be expected, individually or in the aggregate, to result in a Business Material Adverse Effect. Each Seller has all requisite corporate power and authority to carry on the business in which it is now engaged and to own and use the properties now owned and used by it.
     2.2 Authority. Each Seller has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it will be a party and to perform its obligations hereunder and thereunder. The execution and delivery by each Seller of this Agreement and such Ancillary Agreements and the consummation by each Seller of the transactions contemplated hereby and thereby have been validly authorized by all necessary corporate action on the part of each Seller. This Agreement has been, and such Ancillary Agreements will be, validly executed and delivered by each Seller and, assuming this Agreement and each such Ancillary Agreement constitute the valid and binding obligation of the Buyer, constitutes or will constitute a valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses.
     2.3 Noncontravention. Except as set forth in Section 2.3 of the Disclosure Schedule, subject to (i) compliance with the applicable requirements of the Hart-Scott-Rodino Act, and applicable foreign antitrust or trade regulation laws, (ii) compliance with Section 721 of the Defense Production Act of 1950 (“Exon-Florio”) and (iii) receipt of the STPI Approval, neither the execution and delivery by any Seller of this Agreement or the Ancillary Agreements to which such Seller will be a party, nor the consummation by any Seller of the transactions contemplated hereby or thereby, will:
          (a) conflict with or violate any provision of the charter or bylaws of such Seller or any of its Subsidiaries;
          (b) require on the part of any Seller any filing with, or any permit, authorization, consent or approval of, any Governmental Entity, except for any filing, permit, authorization, consent or approval which if not obtained or made would not reasonably be expected, individually or in the aggregate, to result in a Business Material Adverse Effect;
          (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations or loss of benefits under, create in any party the right to terminate or modify, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of Indebtedness or Security Interest to which any Seller is a party or by which any Seller is bound or to which any of their respective assets is subject, except for (i) any conflict, breach, default, acceleration, loss of benefit, or right to terminate or modify that would not reasonably be expected, individually or in the aggregate, to result in a Business Material Adverse Effect or (ii) any notice, consent or waiver the absence of which would not reasonably be expected, individually or in the aggregate, to result in a Business Material Adverse Effect;
          (d) violate any order, writ, injunction or decree specifically naming, or statute, rule or regulation applicable to, any Seller or any of its Subsidiaries or any of their respective properties or assets, except for any violation that would not reasonably be expected, individually or in the aggregate, to result in a Business Material Adverse Effect; or
          (e) result in the creation or imposition of any Security Interest on any Acquired Asset.
     2.4 Financial Statements. The income statements for the Business for the fiscal years ended October 30, 2004, October 29, 2005 and October 28, 2006, for the fiscal quarters ended February 3, 2007 and May 5, 2007 and for the month ended June 30, 2007, true and complete copies of which are set forth in Section 2.4 of the Disclosure Schedule, were prepared by management of the Business in the ordinary course of business and in accordance with Parent’s accounting policies as made available to the Buyer prior to the date hereof, consistently applied; provided, however, that such income statements are based on the combined revenues, expenses, assets and liabilities of the Business. Such income statements have been derived from the books and records of the Business, provided, that such income statements were not necessarily prepared in accordance with generally accepted accounting principles, including with respect to the allocation or estimation of costs and operating expenses that were included in the Business.
     2.5 Absence of Certain Changes. Except as contemplated by this Agreement, since the Measurement Date, the Business has been conducted in the ordinary course consistent with past practice and there has not been any event, occurrence or development which, individually or in the aggregate, has had or would reasonably be expected, individually or in the aggregate, to result in a Business Material Adverse Effect. Except as contemplated by this Agreement, since the Measurement Date, no Seller nor any of its Subsidiaries has taken any of the following actions (or permitted any of the following events to occur) with respect to the Business:
          (a) sold, assigned, transferred, leased, licensed or otherwise disposed of any assets of the Business in a single transaction or series of related transactions in an amount in excess of $500,000, except for the sale of inventory and obsolete equipment and licenses granted in the ordinary course of business consistent with past practice;
          (b) suffered any damage, destruction or other extraordinary losses (whether or not covered by insurance) material to the Business;
          (c) made any capital expenditures or commitments therefor, except in accordance with the Business’ capital budget included in Section 2.5(c) of the Disclosure Schedule (the “Capex Budget”) or (ii) failed to make any capital expenditures contemplated by the Capex Budget;
          (d) acquired any business, whether by merger, stock purchase or asset purchase;

          (e) incurred, assumed or guaranteed any Indebtedness, except in the ordinary course of business consistent with past practice;
          (f) created or otherwise incurred any Security Interest on any material Acquired Asset;
          (g) other than the matters expressly contemplated by Article IX hereof and the Retention Benefits Letter, (i) entered into any employment, compensation or deferred compensation agreement (or any amendment to any such existing agreement) with any executive Employee or other Employee of the Business whose annual base salary exceeds $150,000, (ii) granted any severance, “stay put” or termination pay to any employee of the Business or (iii) increased any amount of compensation or other benefits payable or potentially payable to any employee of the Business, other than in the ordinary course of business consistent with past practice;
          (h) engaged in (i) any trade loading practices or any other promotional sales or discount activity with any customers or distributors with any intent of accelerating to the period prior to Closing sales to the trade or otherwise that would otherwise reasonably be expected to occur in the period after Closing, or (ii) any other promotional sales or discount activity, in each case, in a manner outside the ordinary course of business consistent with past practice;
          (i) failed to maintain any sales incentive plans and programs and sales quotas or incentives for Products, in each case, in the ordinary course of business consistent with past practice;
          (j) entered into any amendment, termination, cancellation, or compromise of any material claims relating to the Business, or waiver of any right that is material to the Business;
          (k) effected any material change in any method of accounting or accounting practice by any Seller or any of its Subsidiaries with respect to the Business except for any such change required by reason of a concurrent change in generally accepted accounting principles;
          (l) commenced, settled, or offered to settle, (A) any material litigation, investigation, arbitration, proceeding or other claim involving or against the Business or (B) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby; or
          (m) entered into any agreement or commitment with respect to any of the matters referred to in paragraphs (a) through (l) of this Section 2.5.
     2.6 Tangible Personal Property. Each applicable Seller or one of its Subsidiaries has good and marketable title to, a valid leasehold interest in or a valid license or right to use, all of the Acquired Assets which constitute tangible personal property free and clear of all Security Interests. All of such Acquired Assets are in good operating condition and repair, ordinary wear and tear excepted, other than such states of disrepair which would not, individually or in the aggregate, reasonably be expected, individually or in the aggregate, to result in a Business Material Adverse Effect. The Acquired Assets do not include any equity interests in any Person.
     2.7 Leased Real Property.
          (a) Section 2.7(a) of the Disclosure Schedule lists the street addresses of all Leased Real Property and indicates which Leases will be Acquired Assets and which Leases will be Excluded Assets. The Sellers have made available to the Buyer complete and accurate copies of the Leases (as amended to date).
          (b) With respect to each such Lease:
               (i) Such Lease is a valid and binding obligation of the applicable Seller or its applicable Subsidiary and, to the knowledge of the Sellers, each other party to such Lease, and is in full force and effect.
               (ii) Neither the applicable Seller or any of its Subsidiaries nor, to the knowledge of the Sellers, any other party to such Lease is in breach or default in any respect under the terms of such Lease and, to the knowledge of the Sellers, no event has occurred which, with notice or lapse of time or both, would constitute a breach or default or permit termination, modification or acceleration thereunder, except for any such breach or default as would not reasonably be expected, individually or in the aggregate, to result in a Business Material Adverse Effect.
          (c) The applicable Seller or one of its Subsidiaries has a valid leasehold interest in all Leased Real Property. No Seller nor any of its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold of any Lease, or entered into any sublease, license, option, right, concession or other agreement or arrangement granting to any person the right to use or occupy any Leased Real Property or any portion thereof or interest therein.
          (d) To the knowledge of the Sellers, no parcel of Leased Real Property is subject to any pending or threatened condemnation action.
     2.8 Intellectual Property.
          (a) The Disclosure Schedule lists the Registered Intellectual Property Rights. The applicable Seller owns the Registered Intellectual Property Rights. All applications for Registered Intellectual Property Rights have been properly made and filed, all registrations for Registered Intellectual Property Rights are properly registered, and all annuity, maintenance, renewal and other fees relating to any Registered Intellectual Property Rights are current. None of the Registered Intellectual Property Rights have been adjudged (by consent or otherwise) invalid, unenforceable, or not infringed in a proceeding in which a Seller has been named as a party or is otherwise known to the Sellers. To the knowledge of the Sellers, all of the Registered Intellectual Property Rights are valid and enforceable. A complete chain of assignments from the initial owner to the applicable Seller (or to their licensor in the case of exclusively licensed Intellectual Property Rights) has been duly recorded with the appropriate governmental authority for each of the Patents, Copyrights and Trademarks included in the Registered Intellectual Property Rights.
          (b) No Seller has, with respect to the Business, been named in any pending suit, action or proceeding which involves a claim of infringement of any Patents, Trademarks, Trade Secrets or Copyrights of any third party except as set forth in Section 2.8(b) of the Disclosure Schedule. No Seller has received written notice of any material allegation that any products or services of the Business, or any Transferred Technology or Licensed Technology, infringes the Intellectual Property Rights of any third party. To the knowledge of the Sellers, the Transferred Technology, the Licensed Technology, and the conduct of the Business as presently conducted and the current use of the Transferred Technology and Licensed Technology in connection therewith do not (and will not solely by virtue of the consummation of the transactions contemplated by this Agreement) materially infringe any valid Patents of any third party. The Transferred Technology, the Licensed Technology, and the conduct of the Business as presently conducted and the current use of the Transferred Technology and Licensed Technology in connection therewith do not (and will not solely by virtue of the consummation of the transactions contemplated by this Agreement) materially infringe any Trademarks, Trade Secrets or Copyrights of any third party.
          (c) Each applicable Seller has performed the obligations required to be performed by it under the terms of any agreement pursuant to which the applicable Seller has rights in any Transferred Intellectual Property Rights or Licensed Intellectual Property Rights, if the failure to perform such obligations would give rise to the right of any other party thereto to terminate such agreement or would otherwise result in a loss of material rights by such Seller. No Seller is in breach under any such agreements, to the extent such breach would give rise to the right of any other party thereto to terminate such agreement or would otherwise result in a loss of material rights by such Seller. To the knowledge of the Sellers, no third party is in material breach under any such agreement except for any breach that would not reasonably be likely to result in a Business Material Adverse Effect.
          (d) Other than non-exclusive rights and licenses granted in the ordinary course of business to the Sellers’ customers and distributors with respect to the Products, no third party has been granted or holds any license or right to the commercial use of any of the Transferred Intellectual Property Rights. The applicable Seller solely owns the Transferred Intellectual Property Rights, free and clear of any and all current and contingent Liens. The Sellers have used reasonable commercial efforts to maintain the confidentiality of all Transferred Intellectual Property Rights, to the extent the value of which is dependent, in whole or in part, upon maintaining the confidentiality thereof. Upon consummation of the transactions contemplated herein, the Sellers shall not retain any rights under the Transferred Intellectual Property Rights except as provided in the License Agreement.
          (e) Except as identified in Section 2.8(e) of the Disclosure Schedule, there are no material restrictions (current or contingent) on the use, disclosure, licensing or transfer by the Sellers of the Transferred Intellectual Property Rights, the Transferred Technology, the Licensed Intellectual Property Rights or the Licensed Technology, nor will consummation of the transactions contemplated herein impose any such restrictions upon Buyer.

          (f) Section 2.8(f)(i) of the Disclosure Schedule lists all agreements, except for agreements with past and current employees of the Sellers and their Subsidiaries in their capacities as employees, governing the development or acquisition of the Transferred Technology and/or the Transferred Intellectual Property Rights by or for the Sellers. Section 2.8(f)(ii) of the Disclosure Schedule lists all agreements, except for agreements with past and current employees of the Sellers and their Subsidiaries in their capacities as employees, governing the development, acquisition, or in-licensing of the Licensed Technology and/or the Licensed Intellectual Property Rights by or for the Sellers. The Sellers have entered into non-disclosure and assignment of invention (or comparable) agreements with past and current employees appropriate in the Sellers’ reasonable judgment with respect to the development and acquisition of Transferred Technology, Transferred Intellectual Property Rights, Licensed Technology and Licensed Technology rights.
          (g) Except as identified and described in Section 2.8(g) of the Disclosure Schedule, none of the Sellers has given any Person an indemnity still in force in connection with Intellectual Property Rights relating to the products or services of the Business, other than indemnities that would arise under operation of law or a standard form sales contract of the Business, a copy of which is attached in Section 2.8(g) of the Disclosure Schedule.
          (h) Except as identified and described in Section 2.8(h) of the Disclosure Schedule, to the knowledge of the Sellers, the Products do not contain and are not derivative of any software that is distributed under a license or distribution model requiring the public distribution or disclosure of source code, including without limitation the GNU General Public License (GPL), or the GNU Lesser General Public License or GNU Library General Public License (LGPL) (“Open Source Software”). No Person other than the Sellers possesses any current or contingent rights to the source code for any software that is a material part of the Transferred Intellectual Property Rights, arising from the use of Open Source Software or otherwise.
          (i) Except as set forth in Section 2.8(i) of the Disclosure Schedule, to the knowledge of the Sellers, none of the software included in the Transferred Technology or Licensed Technology contains any worm, bomb, backdoor, clock, timer, or other disabling device code, design or routine which can cause software to be erased, inoperable, or otherwise incapable of being used, either automatically or upon command by any person.
     2.9 Contracts.
          (a) Section 2.9(a)(A) of the Disclosure Schedule lists all of the following contracts or agreements to which any Seller or any of its Subsidiaries is a party as of the date of this Agreement that relate exclusively to the Business (excluding Leases and any contracts or agreements relating exclusively to Excluded Assets) and Section 2.9(a)(B) of the Disclosure Schedule lists all of the following contracts or agreements to which any Seller or its Subsidiaries is a party as of the date of this Agreement that are otherwise necessary for or related to the operation of the Business (excluding Leases and any contracts or agreements related exclusively to Excluded Assets):

               (i) any agreement (or group of related agreements with the same party) for the lease of personal property from or to third parties providing for lease payments the remaining unpaid balance of which is in excess of $100,000 or annual payments in excess of $50,000;
               (ii) any agreement (or group of related agreements with the same party) for the purchase of materials, supplies, goods, products, services, equipment or other assets under which either (A) since October 30, 2005 there have been payments by the Sellers and their respective Subsidiaries, taken as a whole, of $250,000 or more or (B) the aggregate undelivered balance of such is in excess of $100,000;
               (iii) any agreement (or group of related agreements with the same party) (A) with any of the 15 largest customers of the Business (determined on the basis of aggregate payments received by the Sellers and their Subsidiaries, taken as a whole, over the four consecutive fiscal quarter periods ended May 5, 2007) and (B) other than the agreements referred to in clause (A) above, any agreement (or group of related agreements with the same party) under which (x) since May 5, 2007 there have been payments to the Sellers and their respective Subsidiaries, taken as a whole, of $500,000 or more or (y) the aggregate undelivered balance of such payments is in excess of $500,000;
               (iv) any agreement for the acquisition by any Seller of any assets or business, whether by merger, stock purchase or asset purchase or any assets involving consideration in excess of $250,000, except for purchases of inventory or capital expenditures in the ordinary course of business consistent with past practice;
               (v) any agreement establishing a partnership, joint venture or other similar arrangement;
               (vi) any agreement that contains any provision (A) restricting any Seller or any of its Subsidiaries from competing in any line of business or with any Person or in any area or engaging in any activity or business (including with respect to the development, manufacture, marketing or distribution of their respective products or services), or pursuant to which any Seller or any of its Subsidiaries has agreed to refrain from granting license rights to any other Person under any Transferred Intellectual Property Rights, or pursuant to which any benefit or right is required to be given or lost as a result of so competing or engaging, (B) granting any material exclusive license, supply or distribution agreement or other material exclusive rights, (C) granting any material “most favored nation”, rights of first refusal, rights of first negotiation or similar rights with respect to any product, service or Intellectual Property Right, or (D) requiring the purchase of all or substantially all or a given portion of the Business’ requirements from a given third party which is material to the Business or (E) which by its terms would have any of the foregoing effects on an assignee of such agreement solely as a result of the assignment;
               (vii) any agreement involving an Employee of the Business providing annual base annual compensation at a rate in excess of $150,000;

               (viii) severance, deferred compensation, retirement, “stay pay” or termination agreement with any current officer or other Employee of the Business;
               (ix) any agreement which is subject to any Seller Guarantee;
               (x) any agreement between the Sellers on the one hand and (A) Sellers or any of Sellers’ Affiliates, (B) any person directly or indirectly owning, controlling or holding with power to vote, 5% or more of the outstanding voting securities of any Seller or any of Sellers’ Affiliates or (C) any director or, except for employment agreements identified in Section 2.13(a) of the Disclosure Schedule, any officer of Sellers or any of their Affiliates or any “associates” or members of the “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 161-1 of the Exchange Act) of any such director or officer, on the other hand, that will not be terminated at or prior to the Closing without creation of any Liability; and
               (xi) any other agreement not required to be disclosed pursuant to clauses (i) through (x) above the termination or lapse of which would reasonably be expected to have a Business Material Adverse Effect.
          (b) The Sellers have made available to the Buyer a complete and accurate copy of each contract or agreement set forth in Section 2.9(a)(A) of the Disclosure Schedule. Each contract or agreement disclosed in Section 2.9(a)(A) of the Disclosure Schedule, required to be disclosed pursuant to Section 2.9(a)(A) or which would have been required to be so disclosed if it had existed on the date of this Agreement (collectively, the “Material Contracts”) is a valid and binding obligation of the applicable Seller or its Subsidiary, as the case may be, and, to the knowledge of the Sellers, of each other party thereto and is in full force and effect. None of Sellers or any of their Subsidiaries or, to the knowledge of Sellers, any other party thereto is in breach or default in any respect under the terms of any Material Contract, and, to the knowledge of the Sellers, no event has occurred which, with notice or lapse of time or both, would constitute such breach or default or permit termination, modification or acceleration thereunder, except for any such defaults or breaches that would not reasonably be expected, individually or in the aggregate, to result in a Business Material Adverse Effect.
     2.10 Entire Business. Except for the Excluded Assets, the Licensed Intellectual Property Rights, the Licensed Technology, the assets used in the delivery of services described in the Transition Services Agreement, the design tools and the service agreements set forth in Section 2.10 of the Disclosure Schedule and any Essential Intellectual Property Rights, the Acquired Assets are, when utilized by a labor force substantially similar to that employed by the Sellers in connection with the Business on the date hereof, sufficient to conduct the Business as currently conducted by the Sellers, and as will be conducted by the Sellers prior to Closing and as proposed by the Sellers to be conducted as at the Closing in accordance with the provisions of this Agreement. This Section 2.10 does not relate to infringement of Intellectual Property Rights of any third party, which shall be covered by Section 2.8 of this Agreement.
     2.11 Litigation. There is no (a) judgment, order, decree, stipulation or injunction of any Governmental Entity binding on any Seller or any of its Subsidiaries that relates to the Business nor (b) any action, suit, investigation or proceeding pending by or against or, to the knowledge of Sellers, threatened by or against any Seller or any of its Subsidiaries, (i) relating to or affecting the Business or any Acquired Assets by or before any arbitrator or any Government Entity or (ii) that in any manner questions the validity of this Agreement or any of the Ancillary Agreements or that seeks to prevent, enjoin, alter or materially delay the transactions contemplated hereby and thereby, except in the case of this clause (ii), any that would not reasonably be expected, individually or in the aggregate, to result in a Business Material Adverse Effect.
     2.12 Employment Matters.
          (a) Section 2.12(a) of the Disclosure Schedule contains a list, as of the date of this Agreement, of all Employees and Contractors, along with the position, the annual rate of compensation and location of each such person. Each current Employee has entered into a confidentiality/assignment of inventions agreement (or other form of intellectual property agreement) with the applicable Seller, forms each of which are set forth in Section 2.12(a) of the Disclosure Schedule. Section 2.12(a) of the Disclosure Schedule contains a list of all current Employees who are a party to a non-competition agreement with any Seller; copies of such agreements have previously been delivered to the Buyer. Section 2.12(a) of the Disclosure Schedule contains a list as of July 31, 2007 of all current Employees who are on authorized leaves of absence, leaves of absence pursuant to legally mandated programs or policies, or short- or long-term disability, other than routine sick leave of no more than 14 Business Days, and any date on which any such Employee is expected to return to active employment.
          (b) No Seller is a party to or bound by any collective bargaining agreement relating to the Business, nor is there any union or works council with respect to any Employee, nor has any Seller experienced, since January 1, 2002, any material strikes, grievances, claims of unfair labor practices or other collective bargaining disputes with respect to the Business.
          (c) The Sellers and their Subsidiaries have, since December 31, 2003, complied, in all material respects relating to the Business, with all Applicable Laws relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, worker’s compensation, equal employment opportunity, age and disability discrimination, immigration control, employee classification, information privacy and security, payment and withholding of taxes, and continuation coverage with respect to group health plans.
     2.13 Employee Benefits.
          (a) Section 2.13(a) of the Disclosure Schedule contains a complete and accurate list of all Business Benefit Plans (copies of which have been provided to the Buyer prior to the date hereof).
          (b) The Business Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Business Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, or the period for obtaining such a determination letter has not yet closed.

          (c) No violation of or failure to comply with Applicable Law exists or has existed, and there are no claims or actions (other than routine claims for benefits) pending or, to the knowledge of the Sellers, threatened, with respect to any Business Benefit Plan maintained by any Seller, any of their respective Affiliates or any ERISA Affiliate that could reasonably subject the Buyer to any significant or material fine, penalty, Tax or liability of any kind imposed under ERISA, the Code or other Applicable Law.
          (d) Except as otherwise expressly provided in Article IX, there are no material obligations under any Business Benefit Plan providing welfare benefits (not including severance or benefits contained in Sellers’ pension plans that will not otherwise than by operation of Applicable Law become obligations of the Buyer) after termination of employment to any Employee (or to any beneficiary of any such employee), excluding continuation of health coverage required to be continued under Section 4980B of the Code or other similar Applicable Laws, that would become an Assumed Liability.
          (e) Except as otherwise provided in Section 2.13(e) of the Disclosure Schedule, no Employee is eligible for or participates in a defined benefit plan, a plan subject to Title IV of the Code or any Multiemployer Plans.
          (f) Except as set forth in the Retention Benefits Letter or expressly provided in Article IX of this Agreement, no Employee will become entitled to any bonus, retirement or similar benefit, or the enhancement or acceleration of any benefit as a result of the transactions contemplated hereby.
     2.14 Environmental Matters.
          (a) To the knowledge of the Sellers (which, for purposes of this Section 2.14 only, shall also include the actual knowledge of Michael Ferdenzi, after due inquiry of his direct reports (which such due inquiry the Sellers have caused and shall cause such individual to make)), except as described in Section 2.14 of the Disclosure Schedule:
               (i) each of the Sellers and their respective Subsidiaries (in connection with the Business), the Business, the Business Properties and the Acquired Assets is in compliance with applicable Environmental Laws, except for any failure to comply with Environmental Laws that would not reasonably be expected, individually or in the aggregate, to result in a Business Material Adverse Effect;
               (ii) there is no pending or, to the knowledge of Sellers, threatened, civil or criminal litigation, written notice of violation or formal administrative proceeding, investigation, claim, fine, penalty, citation, summons or order relating to any Environmental Law or Material of Environmental Concern involving any Seller or any of its Subsidiaries in connection with the Business, the Business, the Acquired Assets or any of the Business Properties or any property formerly owned, leased or operated by the Business (as currently or formerly conducted), except for any such litigation, notice, proceeding, investigation, claim, fine, penalty, citation, summons or order that would not reasonably be expected, individually or in the aggregate, to result in a Business Material Adverse Effect;

               (iii) the applicable Seller has those permits, licenses, approvals, franchises, qualifications or other similar authorizations required under Environmental Law (“Environmental Permits”) to operate the Business, the Acquired Assets and the Business Properties as currently operated by such Seller, except for any such permits, licenses, approvals, or other authorizations the absence of which would not reasonably be expected, individually or in the aggregate, to result in a Business Material Adverse Effect;
               (iv) no Materials of Environmental Concern have been Released on, at, under, to or from any Acquired Asset or Business Property or any other real property or facility currently or previously owned, leased or operated by the Business (as currently or formerly conducted), except for any such Release that would not reasonably be expected, individually or in the aggregate, to result in a Business Material Adverse Effect; and
               (v) except for any failure to comply that would not reasonably be expected, individually or in the aggregate, to result in a Business Material Adverse Effect, each of the Products does and has complied with Applicable Laws pertaining to: the presence (or absence) of specified substances in electrical or electronic or other products; registration or notification of chemical substances in products; labeling of product or product packaging as respects product content or as respects health, safety or environmental effects or attributes or as respects required end-of-life handling or disposition of products or product packaging; and coverage and payment of fees under an approved scheme for end-of-life, return and recycling of products or of product packaging. Without limiting the foregoing, each of the Products sold in the European Union meets, in all material respects, the restrictions of the European Union’s Directive on the Restriction of the Use of Certain Hazardous Substances in Electrical and Electronic Equipment (RoHS) Directive 2002/95/EC.
          (b) There has been no written environmental investigation, study, audit, test, review or other analysis conducted of which any Seller has knowledge in relation to the Business (as currently or formerly conducted), the Acquired Assets or any Business Property which has not been delivered to Buyer at least ten days prior to the date hereof.
          (c) The Business does not own, lease or operate any property in New Jersey or Connecticut.
          (d) The Parties agree that the only representations and warranties of the Sellers herein as to any Environmental Matters or any other obligation or liability with respect to Materials of Environmental Concern are those contained in this Section 2.14. Without limiting the generality of the foregoing, the Buyer specifically acknowledges that the representations and warranties contained in Sections 2.11, 2.15 and 2.16 do not relate to Environmental Matters.
          (e) For the purposes of this Section 2.14, “Business” does not include or incorporate individual operations of any and all contract manufacturers and contract manufacturing operations, who and which shall remain independently responsible for their businesses and business operations.
     2.15 Legal Compliance. Each Seller and each of its Subsidiaries is, and during the previous three years has been, with respect to the Business and the Acquired Assets, in compliance with all Applicable Laws, except where the failure to comply therewith would not reasonably be expected, individually or in the aggregate, to result in a Business Material Adverse Effect. No Seller nor any of its Subsidiaries has received written notice of any pending action, suit, proceeding, hearing, investigation, claim, demand or notice relating to the Business or the Acquired Assets alleging any material failure to so comply with any material Applicable Law.
     2.16 Legal Permits. Section 2.16 of the Disclosure Schedule lists all material Legal Permits. Each Seller and each of its Subsidiaries possesses all Legal Permits with, or issued by, any Governmental Entity necessary for the operation of the Business as currently conducted, except for any Legal Permits which if not so possessed would not reasonably be expected to result in a Business Material Adverse Effect. Each Seller and each of its Subsidiaries possesses all material Legal Permits with, or issued by, any Governmental Entity necessary for the operation of the Business as currently conducted. Each Legal Permit listed in Section 2.16 of the Disclosure Schedule is in full force and effect. No Seller and nor any of its Subsidiaries is in default, in any material respect, under any material Legal Permit, and no event, condition or occurrence exists that with notice or lapse of time or both, would constitute a default, in any material respect, under any material Legal Permit. None of the material Legal Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby, except as set forth in Section 2.16 of the Disclosure Schedule.
     2.17 Inventory. The estimated unaudited gross book value of the Inventory as of the Measurement Date is set forth in Section 2.17 of the Disclosure Schedule. All Inventory (i) is usable and saleable in the ordinary course of business, except as set forth in Section 2.17 of the Disclosure Schedule and (ii) is owned free and clear of all Security Interests.
     2.18 Warranties. Section 2.18 of the Disclosure Schedule sets forth a description of the standard warranties currently offered or still in effect with respect to the Business as of the date of this Agreement (other than warranties under Applicable Law). All Products are in conformity with all Applicable Law and such warranties, with only such exceptions as would not reasonably be expected to be material to the Business. No Seller nor any of its Subsidiaries has been notified of any claims for, and Sellers have no knowledge of any threatened claims for, any product returns, warranty obligations or product services that would reasonably be expected to be material to the Business.
     2.19 Customers and Suppliers/Licensors. Section 2.19 of the Disclosure Schedule sets forth a list of (a) the top 15 customers of the Business (determined by revenue of the Sellers and their Subsidiaries) in (i) the last full fiscal year and (ii) the interim period through the Measurement Date and the amount of revenues accounted for by such customer during each such period and (b) the top 15 suppliers or licensors of the Business (determined by expenditures of the Sellers and their Subsidiaries) in (i) the last full fiscal year and (ii) the interim period through the Measurement Date, and each supplier that is the sole supplier of any significant product, technology or service to the Business. As of the date of this Agreement, (i) no such customer or supplier within the last twelve months has canceled or otherwise terminated, or to the knowledge of the Sellers, threatened in writing (other than in connection with negotiations for a new or renewal contract) to cancel or terminate, its relationship with the Business, and (ii) no such customer or supplier has during the last twelve months decreased materially or, to the knowledge of Sellers, threatened in writing (other than in connection with negotiations for a new or renewal contract) to decrease or limit materially its business with the Business, in each case whether as a result of the transactions contemplated hereby or otherwise.
     2.20 Insurance. Section 2.20 of the Disclosure Schedule sets forth the insurance coverage maintained and owned by Sellers with respect to the Business, other than directors’ and officers’ liability insurance. All of such insurance policies are in full force and effect, and the Sellers and their Subsidiaries are not in default in any material respect with respect to their obligations under any such insurance policies. Such policies (or other policies providing substantially similar insurance coverage) have been in effect at least since January 1, 2006 and remain in full force and effect. No Seller has received written notice of the termination of any of such policies.
     2.21 Finders’ Fees. Except for Credit Suisse Securities (USA) LLC, whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Parent or any of its Affiliates who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE BUYER
     The Buyer represents and warrants to each Seller that the statements contained in this Article III are true and correct as of the date hereof and of the Closing Date:
     3.1 Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of its jurisdiction of organization.
     3.2 Authority. The Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it will be a party and to perform its obligations hereunder and thereunder. The execution and delivery by the Buyer of this Agreement and such Ancillary Agreements and the consummation by the Buyer of the transactions contemplated hereby and thereby have been validly authorized by all necessary corporate action on the part of the Buyer. This Agreement has been, and such Ancillary Agreements will be, validly executed and delivered by the Buyer and, assuming this Agreement and each such Ancillary Agreement constitute the valid and binding obligation of the Sellers, constitutes or will constitute a valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses.
     3.3 Noncontravention. Subject to (i) compliance with the applicable requirements of the Hart-Scott-Rodino Act and applicable foreign antitrust or trade regulation laws, (ii) compliance with Exon-Florio, (iii) receipt of the STPI Approval and (iv) obtaining all necessary Taiwanese governmental approvals, including without limitation approvals from the Securities and Futures Bureau, Central Bank of the Republic of China (Taiwan) and Investment Commission of the Ministry of Economic Affairs, neither the execution and delivery by the Buyer of this Agreement or the Ancillary Agreements to which the Buyer will be a party, nor the consummation by the Buyer of the transactions contemplated hereby or thereby, will:
          (a) conflict with or violate any provision of the charter or bylaws of the Buyer;
          (b) require on the part of the Buyer any filing with, or permit, authorization, consent or approval of, any Governmental Entity, except for any filing, permit, authorization, consent or approval which if not obtained or made would not reasonably be expected to result in a Buyer Material Adverse Effect;
          (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate or modify, or require any notice, consent or waiver under, any contract or agreement to which the Buyer is a party or by which the Buyer is bound, except for (i) any conflict, breach, default, acceleration or right to terminate or modify that would not reasonably be expected to result in a Buyer Material Adverse Effect or (ii) any notice, consent or waiver the absence of which would not reasonably be expected to result in a Buyer Material Adverse Effect; or
          (d) violate any order, writ, injunction or decree specifically naming, or statute, rule or regulation applicable to, the Buyer or any of its properties or assets, except for any violation that would not reasonably be expected to result in a Buyer Material Adverse Effect.
     3.4 Litigation. There are no actions, suits, claims or legal, administrative or arbitratorial proceedings pending against, or, to the Buyer’s knowledge, threatened against, the Buyer which would adversely affect the Buyer’s performance of its obligations under this Agreement or the consummation of the transactions contemplated by this Agreement.
     3.5 Financing. The Buyer has, and at the Closing will have, sufficient sources of financing in order to consummate the transactions contemplated by this Agreement and to fulfill its obligations hereunder, including without limitation payment to the Sellers of the Purchase Price Payment at the Closing.
     3.6 Solvency. Immediately after giving effect to the transactions contemplated by this Agreement and the closing of any financing to be obtained by the Buyer or any of its Affiliates in order to effect the transactions contemplated by this Agreement, the Buyer shall be able to pay its debts as they become due and shall own property having a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities). Immediately after giving effect to the transactions contemplated by this Agreement and any Ancillary Agreements and the closing of any financing to be obtained by the Buyer or any of its Affiliates in order to effect the transactions contemplated by this Agreement and any Ancillary Agreements, the Buyer shall have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement and the closing of any financing to be obtained by the Buyer or any of its Affiliates in order to effect the transactions contemplated by this Agreement and any Ancillary Agreements with the intent to hinder, delay or defraud either present or future creditors of the Buyer.
     3.7 Due Diligence by the Buyer. The representations and warranties of the Sellers set forth in Article II, including the Disclosure Schedule and other Schedules hereto constitute the sole and exclusive representations and warranties of the Sellers to the Buyer in connection with the transactions contemplated hereby, and the Buyer acknowledges and agrees that the Sellers are not making any representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement, including any implied warranty as to condition, merchantability, or suitability as to any of the assets of the Business. The Buyer further acknowledges and agrees that any cost estimates, projections or other predictions that may have been provided to the Buyer or any of its employees, agents or representatives are not representations or warranties of the Sellers or any of their Affiliates.
ARTICLE IV
PRE-CLOSING COVENANTS
     4.1 Closing Efforts; Hart-Scott-Rodino Act.
          (a) Subject to the terms and conditions hereof, including Section 4.1(b), each of the Parties shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do all things reasonably necessary or advisable to consummate the transactions contemplated by this Agreement, including using commercially reasonable efforts to: (i) obtain all Third Party Consents, (ii) effect all Governmental Filings and (iii) otherwise comply in all material respects with all Applicable Laws and regulations in connection with the consummation of the transactions contemplated by this Agreement; provided, however, that no Party shall be required to pay consideration (except any filing and application fees) to any person in exchange for obtaining such Third Party Consents; provided, further, that, notwithstanding anything in this Agreement to the contrary, the Parties hereto understand and agree that the commercially reasonable efforts of any Party shall not be deemed to include (x) litigation against, or entering into any settlement, undertaking, consent decree, stipulation or agreement with, any Governmental Entity in connection with the transactions contemplated hereby or (y) divesting or otherwise holding separate (including by establishing a trust or otherwise), or taking any other action (or otherwise agreeing to do any of the foregoing) with respect to the Business or the Acquired Assets. The Parent and the Buyer shall promptly notify the other party of any fact, condition or event known to it that would reasonably be expected to prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement.
          (b) Without limiting the generality of the foregoing, (x) each of the Parties shall, or shall cause the appropriate Affiliate thereof to, (i) promptly file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, (ii) use reasonable commercial efforts to obtain an early termination of all applicable waiting periods under the Hart-Scott-Rodino Act, (iii) make any further filings or information submissions pursuant thereto that may be reasonably necessary or advisable and (iv)

promptly make any filings or submissions required under any applicable foreign antitrust or trade regulation law, (y) Buyer shall promptly file a notice with the Committee on Foreign Investment in the United States (“CFIUS”) under the Exon-Florio Act and use reasonable commercial efforts to obtain clearance of the transactions contemplated hereby from CFIUS and (z) Buyer shall promptly make all necessary filings to obtain requisite Taiwanese governmental approvals, including without limitation approvals from the Securities and Futures Bureau, Central Bank of the Republic of China (Taiwan) and Investment Commission of the Ministry of Economic Affairs and use reasonable commercial efforts to obtain clearance of the transactions contemplated hereby. Each of the Parties shall use commercially reasonable efforts to resolve any objections that may be asserted by any Governmental Entity with respect to the transactions contemplated hereby, and shall cooperate with each other to contest any challenges to the transactions contemplated hereby by any Governmental Entity. Each of the Parties shall promptly inform each other of any material communication received by such Party from the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other Governmental Entity regarding any of the transactions contemplated hereby (unless the provision of such information would (i) violate the provisions of any Applicable Laws or regulations (including without limitation those relating to security clearance or export controls) or any confidentiality agreement or (ii) cause the loss of the attorney-client privilege with respect thereto).
          (c) The Buyer and the Sellers agree to use commercially reasonable efforts prior to the Closing to cooperate with each other to obtain such export licenses as may reasonably be required to consummate the transactions contemplated hereby.
     4.2 Replacement of Guarantees and Letters of Credit. The Buyer shall arrange, prior to the Closing, for replacement arrangements reasonably satisfactory to the Sellers (which shall include a full and complete release of each Seller and their respective Affiliates conditioned on the Closing occurring) with respect to Seller Guarantees existing as of the Closing Date.
     4.3 Operation of Business.
          (a) Except as specifically contemplated by this Agreement, during the period from the date of this Agreement until the Closing Date, each Seller shall, and cause its Subsidiaries to, conduct the operations of the Business in the ordinary course consistent with past practice and shall use commercially reasonable efforts to: (i) preserve intact the present business organization of the Business, (ii) maintain in effect all Legal Permits, (iii) keep available the services of the key employees of the Business and (iv) maintain satisfactory relationships with the customers, lenders, suppliers, licensors and others having material business relationships with the Business and continue to make capital expenditures consistent with the Capex Budget. Without limiting the generality of the foregoing, prior to the Closing, no Seller shall, nor permit any of its Subsidiaries to, with respect to the Business, without the prior written consent of the Buyer:
               (i) sell, assign, transfer, lease, license or otherwise dispose of any portion of the assets of the Business in a single transaction or series of related transactions

(including by merger or consolidation), except for sales of inventory or obsolete equipment and licenses in the ordinary course of business consistent with past practice;
               (ii) grant any rights to severance benefits, “stay pay” or termination pay to any Employee or increase any amount of compensation or other benefits payable or potentially payable to any Employee, in each case, other than grants or increases in the ordinary course and consistent with the past practice of the Business;
               (iii) make any capital expenditures or commitments therefor, except in accordance with the Capex Budget;
               (iv) acquire any business, whether by merger, stock purchase or asset purchase;
               (v) create or suffer to incur any Security Interest on any material Acquired Asset;
               (vi) enter into any employment, compensation or deferred compensation agreement (or any amendment to any such existing agreement) with any Employee, other than (x) offer letters to employees whose annual base salary is less than $150,000 in the ordinary course of business, (y) to comply with Applicable Law or (z) the matters expressly contemplated by Article IX hereof and the Retention Benefits Letter;
               (vii) engage in (x) any trade loading practices or any other promotional sales or discount activity with any customers or distributors with any intent of accelerating to the period prior to Closing sales to the trade or otherwise that would otherwise reasonably be expected to occur in the period after Closing or (y) any other promotional sales or discount activity, in each case, in a manner outside the ordinary course of business;
               (viii) fail to maintain any sales incentive plans and programs and sales quotas or incentives for Products, in each case, in the ordinary course of business consistent with past practice;
               (ix) enter into any agreement that contains any provision (v) restricting any Seller or any of its Subsidiaries from competing in any line of business or with any Person or in any area or engaging in any activity or business (including with respect to the development, manufacture, marketing or distribution of their respective products or services), or pursuant to which any Seller or any of its Subsidiaries has agreed to refrain from granting license rights to any other Person under any Transferred Intellectual Property Rights, or pursuant to which any benefit or right is required to be given or lost as a result of so competing or engaging, (w) granting any material exclusive license, supply or distribution agreement or other exclusive rights, (x) granting any material “most favored nation”, rights of first refusal, rights of first negotiation or similar rights with respect to any product, service or Intellectual Property Right, (y) requiring the purchase of all or substantially all or a given portion of the Business’ requirements from a given third party which is material to the Business or (z) which by its terms would have any of the foregoing effects on an assignee of such agreement solely as a result of the assignment;

               (x) amend, terminate, cancel, or compromise any material claims relating to the Business, or waive any right that is material to the Business;
               (xi) commence, settle, or offer or propose to settle, (A) any material litigation, investigation, arbitration, proceeding or other claim relating specifically to or against the Business (or which, if determined adversely to any Seller would otherwise have a Business Material Adverse Effect) or (B) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby (other than to enforce this Agreement);
               (xii) take any action for the purpose of preventing, delaying or impeding the consummation of the transactions contemplated by this Agreement; or
               (xiii) agree in writing or otherwise to take any of the foregoing actions.
          (b) Notwithstanding the limitations set forth in paragraph (a) above, each Seller shall be permitted to (i) accept capital contributions and loans from any Seller or any of such Seller’s Affiliates and (ii) use any and all cash, cash equivalents and other short term liquid investments of the Business to make dividends, distributions or other payments to any Seller or any of such Seller’s Affiliates, in the case of each of clauses (i) and (ii) above, in the ordinary course of business consistent with past practice.
     4.4 Access.
          (a) Each Seller shall and shall cause its Subsidiaries to, (i) permit Buyer and its Representatives to have access (at reasonable times, on reasonable prior written notice and in a manner so as not to interfere with the normal business operations of the Business) to the premises, properties, financial and accounting records, contracts, and other records and documents, of or pertaining to the Business, (ii) furnish to Buyer and its Representatives such financial and operating data and other information relating to the Business as such Persons may reasonably request and (iii) instruct the employees, counsel, financial advisors and other Representatives of the Sellers and its Subsidiaries to cooperate with Buyer in its investigation of the Business. Notwithstanding the foregoing, none of the Sellers shall be obligated to provide any information, documents or access that would (i) violate the provisions of any Applicable Law (including without limitation those relating to security clearance, data protection or export controls) or any confidentiality agreement to which it is a party or (ii) cause the loss of the attorney-client privilege with respect thereto. Prior to the Closing, the Buyer and its Representatives shall not contact or communicate with the customers of any Seller in connection with the transactions contemplated by this Agreement except with the prior consent of the applicable Seller, not to be unreasonably withheld; provided, that such prior consent shall not be required if the Buyer is accompanied by an authorized representative of the Sellers in connection with such contact or communication.
          (b) The Buyer and the Sellers acknowledge and agree that the Confidentiality Agreement shall remain in full force and effect and that information provided by any Seller or any of such Seller’s Affiliates to the Buyer pursuant to this Agreement prior to the Closing shall be treated in accordance with the Confidentiality Agreement. If this Agreement is terminated prior to the Closing, the Confidentiality Agreement shall remain in full force and effect in accordance with its terms. If the Closing occurs, the Confidentiality Agreement, insofar as it covers information relating to the Business, shall terminate effective as of the Closing, but shall remain in effect insofar as it covers other information disclosed thereunder.
          (c) Notwithstanding any provision of this Agreement to the contrary, the Buyer and its Representatives shall not have any access at any time prior to the Closing to any information of the Sellers directly related to pending or proposed bids for new contracts or subcontracts with any existing or potential customer where the Buyer or an Affiliate of the Buyer also has submitted or intends to submit a bid for such contract or subcontract.
     4.5 Exclusivity. Each Seller shall not, and shall cause its Affiliates and each of their respective Representatives not to, directly or indirectly, (i) initiate, solicit or encourage any proposal, offer or discussion with, or pursue any unsolicited offers from, any Person or group of Persons (other than the Buyer and its Representatives) concerning any merger, business combination, reorganization, spin-off, sale of stock or sale of assets (other than sales of assets expressly permitted by this Agreement in the ordinary course of business) involving the Business or the Acquired Assets (other than as part of a sale of the Parent substantially in its entirety) (referred to herein as a “Third Party Acquisition”) or (ii) engage in discussions or negotiations with any party (other than the Buyer) concerning any Third Party Acquisition. Each Seller shall, and will cause its Affiliates and each of their respective Representatives to, immediately terminate any existing activities, discussions or negotiations conducted heretofore with respect to any Third Party Acquisition. If any Seller or any of its Affiliates or any of their respective Representatives becomes aware of any inquiry, request, proposal or offer by another person or entity with respect to any Third Party Acquisition or breach of the obligations set forth in this letter agreement, the Sellers shall promptly, and in any event within 24 hours, notify the Buyer of any such inquiry, request, proposal or offer, identifying the Person or group making, and the terms and conditions of, any such inquiry, request, proposal or offer.
     4.6 Assistance. From and after the date of this Agreement, Seller shall use commercially reasonable efforts to assist Buyer in negotiating new license agreements in respect of the conduct of the Business by Buyer after the Closing with the third party licensors listed in Section 4.6 of the Disclosure Schedule (the “New License Agreements”), and, as described in Section 4.6 of the Disclosure Schedule, Buyer shall use commercially reasonable efforts to obtain the New License Agreements.
     4.7 Services under Transition Services Agreement. From and after the date of this Agreement and prior to the Closing, the Buyer shall be permitted to eliminate any particular service contemplated to be provided by the Parent to the Buyer under the Transition Services Agreement upon prior written notice to the Parent, such that the Buyer shall have no obligation to utilize or reimburse the Parent for such eliminated service.
ARTICLE V
CONDITIONS PRECEDENT TO CLOSING
     5.1 Conditions to Obligations of the Buyer. The obligation of the Buyer to consummate the transactions to be consummated at the Closing is subject to the satisfaction (or waiver by the Buyer) of the following conditions:

          (a) the representations and warranties of the Sellers set forth in Article II shall be true and correct when made and as of the Closing Date as if made as of the Closing Date, except (i) for those representations and warranties that address matters only as of a particular date (which shall be true and correct as of such date, subject to clause (ii) below) and (ii) where the failure of the representations and warranties to be true and correct would not reasonably be expected, individually or in the aggregate, to result in a Business Material Adverse Effect (it being agreed that all materiality or Business Material Adverse Effect qualifications in the representations and warranties shall be disregarded in determining whether any such failure would reasonably be expected to result in a Business Material Adverse Effect for purposes of this clause (ii));
          (b) each Seller shall have performed or complied in all material respects with the agreements and covenants required to be performed or complied with by it under this Agreement as of or prior to the Closing;
          (c) (i) no provision of any Applicable Law shall prohibit consummation of the transactions contemplated by this Agreement or subject the Buyer, solely by reason of the consummation of the transactions contemplated by this Agreement, to any penalty or other condition that would reasonably be expected to have a Business Material Adverse Effect, (ii) no action, suit or proceeding shall be pending by or before any Governmental Entity seeking to prevent consummation of the transactions contemplated by this Agreement and (iii) no judgment, order, decree, stipulation or injunction enjoining or preventing the consummation of the transactions contemplated by this Agreement shall be in effect;
          (d) the Parent shall have delivered to the Buyer the Parent Certificate;
          (e) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act (if any) and the applicable foreign antitrust or trade regulation laws of the countries identified in Section 5.1(e) of the Disclosure Schedule shall have expired or otherwise been terminated, and all approvals of any Governmental Entity identified in Section 5.1(e) of the Disclosure Schedule with respect to any such laws shall have been obtained;
          (f) all Third Party Consents listed in Section 5.1(f) of the Disclosure Schedule shall have been obtained or effected and shall remain in full force and effect;
          (g) the United States Government shall have (i) completed its national security review and, if necessary, investigation, under Exon-Florio and (ii) concluded that no action to suspend or prohibit the transactions contemplated hereby is warranted;
          (h) [Intentionally omitted];
          (i) the Buyer shall have obtained all necessary Taiwanese governmental approvals identified in Section 5.1(i) of the Disclosure Schedule, with respect to the consummation of the transactions contemplated by this Agreement;
          (j) all Legal Permits required to carry on the Business as now conducted shall have been transferred to or otherwise obtained by Buyer on or before the Closing Date, with only such exceptions as would not reasonably be expected, individually or in the aggregate, to have a Business Material Adverse Effect;
          (k) the Buyer shall have received such other customary certificates (such as certificates of good standing of the Sellers in their jurisdictions of incorporation and certificates as to the incumbency of officers, the adoption of authorizing resolutions and the due execution and delivery of this Agreement and the Ancillary Agreements) as it shall reasonably request in connection with the Closing;
          (l) all of the New License Agreements shall have been executed and shall remain in full force and effect, conditioned only upon consummation of the Closing; and
          (m) the offers to the Employees as described in Section 5.1(m) of the Disclosure Schedule shall have been accepted and such acceptances shall remain in full force and effect, and the Employees accepting such offers (or whose employment is otherwise transferred) shall not have given notice of any termination of their employment (or, in the case of EU Business Employees, such EU Business Employees shall remain employees of the applicable Seller and shall not have provided written notice under Applicable Law such that he or she shall not remain an employee of the Buyer (or any of its Affiliates) after the Closing).
     5.2 Conditions to Obligations of the Sellers. The obligation of the Sellers to consummate the transactions to be consummated at the Closing is subject to the satisfaction (or waiver by the Sellers) of the following conditions:
          (a) the representations and warranties of the Buyer set forth in Article III shall be true and correct when made and as of the Closing Date as if made as of the Closing Date, except (i) for those representations and warranties that address matters only as of a particular date (which shall be true and correct as of such date, subject to clause (ii) below) and (ii) where the failure of the representations and warranties to be true and correct would not reasonably be expected to result in a Buyer Material Adverse Effect (it being agreed that all materiality or Buyer Material Adverse Effect qualifications in the representations and warranties shall be disregarded in determining whether any such failure would reasonably be expected to result in a Buyer Material Adverse Effect for purposes of this clause (ii));
          (b) the Buyer shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with by it under this Agreement as of or prior to the Closing;
          (c) (i) no provision of any Applicable Law shall prohibit consummation of the transactions contemplated by this Agreement or subject the Sellers, solely by reason of the consummation of the transactions contemplated by this Agreement, to any penalty or other condition that would reasonably be expected, individually or in the aggregate, to result in a material adverse effect on the business, financial condition or results of operations of the Sellers, (ii) no action, suit or proceeding shall be pending by or before any Governmental Entity seeking to prevent consummation of the transactions contemplated by this Agreement and (iii) no judgment, order, decree, stipulation or injunction enjoining or preventing consummation of the transactions contemplated by this Agreement shall be in effect;

          (d) the Buyer shall have delivered to the Parent the Buyer Certificate;
          (e) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act, if any, and any applicable foreign antitrust or trade regulation laws shall have expired or otherwise been terminated, and all approvals of any Governmental Entity with respect to any such laws shall have been obtained;
          (f) the United States Government shall have (i) completed its national security review and, if necessary, investigation, under Exon-Florio and (ii) concluded that no action to suspend or prohibit the transactions contemplated hereby is warranted;
          (g) the Buyer shall have obtained all necessary Taiwanese governmental approvals, including without limitation approvals from the Securities and Futures Bureau, Central Bank of the Republic of China (Taiwan) and Investment Commission of the Ministry of Economic Affairs, with respect to the consummation of the transactions contemplated by this Agreement; and
          (h) the Parent shall have received such other customary certificates (such as a certificate of good standing of the Buyer in its jurisdiction of incorporation and certificates as to the incumbency of officers and the adoption of authorizing resolutions and the due execution and delivery of this Agreement and the Ancillary Agreements) as it shall reasonably request in connection with the Closing.
ARTICLE VI
INDEMNIFICATION
     6.1 Indemnification by the Parent. Subject to the terms and conditions of this Article VI, from and after the Closing, the Parent shall indemnify the Buyer and its Affiliates and its and their respective, officers, directors, employees, agents and representatives (each, a “Buyer Indemnified Party”) in respect of, and hold each of them harmless against, any and all Damages incurred or suffered by any such Buyer Indemnified Party resulting from or constituting:
          (a) any breach of a representation or warranty of the Sellers (determined, other than with respect to (i) the first sentence of Section 2.5 or (ii) Section 2.9(a)(xi), without regard to any qualification or exception contained therein relating to materiality or Business Material Adverse Effect or any similar qualification or standard) contained in this Agreement or the Parent Certificate;
          (b) any failure by any Seller to perform any covenant or agreement contained in this Agreement, the Retention Benefits Letter or any Ancillary Agreement (other than the License Agreement);
          (c) the matters described in Section 6.1(c) of the Disclosure Schedule;
          (d) claims by any EU Employee, or any representative of an EU Employee, arising out of or in connection with (x) the employment of any of the EU Employees at any time prior to the Closing by the Sellers or their Affiliates, (y) the termination of the employment prior to the Closing of any person who was formerly assigned to the Business, unless such termination was effected at the request of the Buyer or one of its Affiliates or occurred for any of the reasons set out in Section 6.2(d) any failure by the Sellers to comply with their obligations to inform and/or consult with EU Employees or their representatives in relation to the transfer pursuant to this Section unless such failure was caused or substantially contributed to by the Buyer or relevant Affiliate of the Buyer failing to comply with its legal duty to provide information to the Sellers or relevant Affiliate of Sellers in good time for the purposes of informing and/or consulting with EU Employees or their representatives prior to the Closing Date; and
          (e) any Excluded Liabilities.
     6.2 Indemnification by the Buyer. Subject to the terms and conditions of this Article VI, from and after the Closing, the Buyer shall indemnify each Seller and its Affiliates, and its and their respective officers, directors, employees, agents and Representatives (each, a “Seller Indemnified Party”) in respect of, and hold each of them harmless against, any and all Damages incurred or suffered by such Seller Indemnified Party resulting from or constituting:
          (a) any breach of a representation or warranty of the Buyer (determined without regard to any qualification or exception contained therein relating to materiality or any similar qualification or standard) contained in this Agreement or the Buyer Certificate;
          (b) any failure by the Buyer to perform any covenant or agreement contained in this Agreement, the Retention Benefits Letter or any Ancillary Agreement (other than the License Agreement);
          (c) the use by the Buyer or its Affiliates of the Retained Marks;
          (d) claims by any EU Employee, or any representative of an EU Employee, arising out of or in connection with any violation by the Buyer of any Applicable Law arising after the Closing; and
               (i) any changes to such EU Employee’s terms of employment, location, or engagement, or working conditions, proposed by the Buyer or relevant affiliate of the Buyer;
               (ii) the identity of the Buyer or relevant Affiliate of the Buyer;
               (iii) any refusal by the Buyer or relevant Affiliate of the Buyer to employ an EU Business Employee who would otherwise have transferred to the Buyer or relevant Affiliate of the Buyer by operation of Applicable Law, and any requirement of the Buyer or relevant Affiliate of the Buyer that Sellers or relevant Affiliate terminate the employment of such EU Business Employee prior to Closing; and
               (iv) any failure by the Buyer or relevant Affiliate of the Buyer prior to Closing to supply Sellers or any Affiliate in good time with information required to be provided by the Buyer or relevant Affiliate of the Buyer under Applicable Law, including in particular, any information required for the purposes of the Sellers or any Affiliate information or consulting with EU Employees or their representatives, prior to Closing; and
          (e) any Assumed Liabilities.
     This Section 6.2 shall not entitle any Seller Indemnified Party who is an individual the right to avail himself or herself of the provisions of this Article VI to assert any right to receive any compensation or benefits from the Buyer pursuant to the Retention Benefits Letter or Article IX of this Agreement.
     6.3 Claims for Indemnification.
          (a) Third-Party Claims. All claims for indemnification made under this Agreement resulting from, related to or arising out of a third-party claim against an Indemnified Party shall be made in accordance with the following procedures. An Indemnified Party shall give prompt written notification to the Indemnifying Party of the commencement of any action, suit or proceeding relating to a third-party claim for which indemnification may be sought (it being understood that a party’s entitlement to submit claims for indemnification shall be determined without regard to the limitations set forth in Section 6.5) or, if earlier, upon the assertion of any such claim by a third party. The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have materially prejudiced the Indemnifying Party. Such notification shall include a description in reasonable detail (to the extent known by the Indemnified Party) of the facts constituting the basis for such third-party claim and the amount of the Damages claimed, if known or reasonably capable of being estimated. Within 30 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such action, suit, proceeding or claim with counsel reasonably satisfactory to the Indemnified Party; provided, that (x) the amount for which the Indemnifying Party is liable pursuant to Section 6.1 or Section 6.2 (taking into account limitations set forth in this Article VI) is no less than the harm suffered by the Indemnified Party as a result of such third-party claim, including any injunctive, equitable or other non-monetary relief sought by such third party, and (y) the Indemnifying Party shall acknowledge in writing its obligation to indemnify the Indemnified Party for any Damages relating to such third-party claim (subject to the limitations on indemnification set forth in this Article VI). Notwithstanding the foregoing, Buyer under all circumstances shall have the right to assume control of the defense of any action, suit, proceeding or claim giving rise to an indemnification claim under Section 6.1(c). If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense. The Party not controlling such defense may participate therein and employ separate counsel of its choice for such purpose at its own expense; provided, that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such action, suit, proceeding or claim, the reasonable fees and expenses of counsel to the Indemnified Party in connection therewith shall be considered “Damages” for purposes of this Agreement; provided, however, that in no event shall the Indemnifying Party be responsible for the fees and expenses of more than one counsel for all Indemnified Parties. The Party controlling such defense (i) shall pay all the costs of such defense (including attorneys’ fees), provided, that if the Indemnified Party is the controlling Party, then such costs shall be considered Damages arising out of such third-party claim for purposes of Section 6.1, (ii) shall obtain the prior written consent of the other Party before entering into any settlement of such action, suit, proceeding or claim (which shall not be unreasonably withheld or delayed), and (iii) shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto. The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party, which consent shall not unreasonably be withheld or delayed. The Indemnifying Party shall not consent to the entry of any judgment or agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnified Party unless (i) the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such judgment or settlement and such third-party claim and (ii) such judgment or settlement includes as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of an express, complete and unconditional release from all liability in respect to such claim and imposes no liability or obligation, and has no other adverse effect on the Indemnified Party.
          (b) Procedure for Claims. Subject to Section 6.3(a), an Indemnified Party wishing to assert a claim for indemnification under this Article VI shall deliver to the Indemnifying Party a Claim Notice. Within 30 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response in which the Indemnifying Party shall: (I) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case such response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer), (II) agree that the Indemnified Party is entitled to receive the Agreed Amount (in which case such response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer), or (III) contest that the Indemnified Party is entitled to receive any of the Claimed Amount. If the Indemnifying Party in such response contests the payment of all or part of the Claimed Amount, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve such dispute. If such dispute is not resolved within 60 days following the delivery by the Indemnifying Party of such response, the Indemnifying Party and the Indemnified Party shall each have the right to submit such dispute to arbitration in accordance with the provisions of Section 12.11.
          (c) Notwithstanding the foregoing, this Section 6.3 shall not apply to any claims relating to Taxes, which shall be governed solely by Section 7.2.
     6.4 Survival.
          (a) The representations and warranties of the Sellers and the Buyer set forth in this Agreement, the Parent Certificate and the Buyer Certificate shall survive the Closing and the consummation of the transactions contemplated hereby and continue until the second (2nd) anniversary of the Closing, at which time they shall expire. Notwithstanding the foregoing, (i) the representations and warranties of the Sellers contained in Sections 2.1, 2.2 and 2.21 and of the Buyer contained in Sections 3.1 and 3.2 shall survive the Closing and the consummation of the transactions contemplated hereby indefinitely or until the latest date permitted by law, (ii) the representations and warranties of the Sellers contained in Section 2.10 and Section 2.14 shall survive until the fifth (5th) anniversary of the Closing Date, (iii) the representations and warranties of the Sellers contained in Section 2.8 shall survive until the third (3rd) anniversary of the Closing Date, and (iv) the representations and warranties of the Sellers contained in Section 7.4 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof). The covenants and agreements of the parties hereto contained in this Agreement shall survive the Closing indefinitely or for the shorter period explicitly specified therein, except that for such covenants and agreements that survive for such shorter period, breaches thereof shall survive indefinitely or until the latest date permitted by law.
          (b) Notwithstanding the foregoing, if an indemnification claim is properly asserted in writing pursuant to Section 6.3 prior to the expiration as provided in Section 6.4(a) of the representation or warranty that is the basis for such claim, then such representation or warranty shall survive until, but only for the purpose of, the resolution of such claim.
     6.5 Limitations.
          (a) Notwithstanding anything to the contrary contained in this Agreement, the following limitations shall apply to indemnification claims under this Agreement:
               (i) no individual claim (or series of related claims) for indemnification under Section 6.1(a) or 6.2(a) shall be valid and assertable unless it is (or they are) for an amount in excess of $100,000;
               (ii) the Parent shall be liable with respect to claims under Sections 6.1(a) and 6.1(c) (other than, and without giving effect to, claims with respect to any breach of representation or warranty of the Sellers contained in Sections 2.1, 2.2, 2.10, 2.14 or 2.21 or Article VII) for only that portion of the aggregate Damages related to such claims, considered together, which exceeds an amount equal to 0.75% of the Purchase Price; and
               (iii) the aggregate liability of the Parent with respect to all claims under Sections 6.1(a) and 6.1(c) (other than claims with respect to any breach of representation or warranty of the Sellers contained in Sections 2.1, 2.2, 2.10, 2.14 or 2.21 or Article VII) shall not exceed an amount equal to twenty-five percent (25%) of the Purchase Price.
          (b) In no event shall any Indemnifying Party be responsible or liable for any Damages or other amounts under this Agreement that are consequential, in the nature of lost profits, diminution in the value of property, special or punitive or otherwise not direct damages (it being agreed, however, that any Damages constituting amounts payable by an Indemnified Party to a third person shall be deemed to be direct damages notwithstanding that the same may be characterized otherwise between the Indemnified Party and such third person). Each Party shall (and shall cause its Affiliates to) use commercially reasonable efforts to pursue all legal rights and remedies available in order to minimize the Damages for which indemnification is provided to it under this Article VI.

          (c) The amount of Damages recoverable by an Indemnified Party under this Article VI with respect to an indemnity claim shall be reduced by the amount of any payment actually received by such Indemnified Party (or an Affiliate thereof), with respect to the Damages to which such indemnity claim relates, from an insurance carrier. If an Indemnified Party (or an Affiliate) receives any insurance payment in connection with any claim for Damages for which it has already received an indemnification payment from the Indemnifying Party, it shall pay to the Indemnifying Party, within 30 days of receiving such insurance payment, an amount equal to the excess of (A) the amount previously received by the Indemnified Party under this Article VI with respect to such claim plus the amount of the insurance payments received, over (B) the amount of Damages with respect to such claim which the Indemnified Party has become entitled to receive under this Article VI, net of any expenses incurred by such Indemnified Party in collecting such amount.
          (d) Except with respect to claims for equitable relief, including specific performance, made with respect to breaches of any covenant or agreement contained in this Agreement or the Ancillary Agreements or claims for fraud, the rights of the Indemnified Parties under this Article VI, Section 1.2(d), the Transition Services Agreement, the Escrow Agreement and the License Agreement shall be the sole and exclusive remedies of the Indemnified Parties and their respective Affiliates with respect to claims covered by Section 6.1 and Section 6.2 or otherwise relating to the transactions that are the subject of this Agreement. Without limiting the generality of the foregoing, in no event shall any Party, its successors or permitted assigns be entitled to claim or seek rescission of the transactions consummated by this Agreement.
     6.6 Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price.
ARTICLE VII
TAX MATTERS
     7.1 Responsibility for Certain Taxes.
          (a) Any real property, personal property, intangible property or other ad valorem Taxes levied with respect to the Acquired Assets for any taxable period that includes but does not end on the Closing Date, whether paid prior to, on or after the Closing Date, shall be apportioned between the Sellers and the Buyer based on the number of days of such taxable period up to and including the Closing Date and the number of days of such taxable period after the Closing Date. The Sellers shall be responsible for and shall pay the proportionate amount of such Taxes that is attributable to the portion of the taxable period ending on the Closing Date, and the Buyer shall be responsible for and pay the proportionate amount of such Taxes that is attributable to the portion of the taxable period beginning after the Closing Date. To the extent that any Seller has, on or prior to the Closing Date, paid any such Taxes, the Buyer shall reimburse the Seller at the Closing for the amount of such Taxes that is allocable to the portion of the taxable period beginning after the Closing Date. If any Seller or the Buyer receives a refund or credit of any such Taxes, that party shall promptly reimburse the other party for its proportionate share of the tax refund or credit.

          (b) The Buyer shall pay (or to the extent that any Seller is required to pay the same fully, the Buyer shall reimburse such Seller for) any transfer, sales, use, stamp, conveyance, value added, recording, registration, documentary, filing and other non-income Taxes and administrative fees (including, without limitation, notary fees) arising in connection with the consummation of the transactions contemplated by this Agreement. The Buyer and the Sellers shall cooperate in providing each other with any appropriate resale and exemption certifications and other similar documentation.
     7.2 Cooperation on Tax Matters; Tax Proceedings.
          (a) The Buyer and the Sellers and their respective Affiliates shall cooperate in the preparation of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax, for any Tax periods for which one Party could reasonably require the assistance of the other Party in obtaining any necessary information. The Buyer and the Sellers and their respective Affiliates shall make their respective employees and facilities available on a mutually convenient basis to explain any documents or information provided hereunder.
          (b) The Sellers shall have the right, at their own expense, to control any Tax audit, initiate any claim for refund, contest, resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment relating to (i) any Taxes or Tax Returns of any Seller, and (ii) to the extent not covered by clause (i), Taxes for any taxable period ending on or before the Closing Date relating to the Business or the Acquired Assets; provided, that with respect to any item the adjustment of which may have an adverse effect on the Buyer, the Business or the Acquired Assets, the Sellers shall consult with the Buyer with respect to the resolution of such issue and not settle any such issue, or file any amended Tax Return relating to such issue, without the prior written consent of the Buyer, which consent shall not be unreasonably withheld. The Buyer shall have the right, at its own expense, to control any other Tax audit, initiate any other claim for refund, and contest, resolve and defend against any other assessment, notice of deficiency, or other adjustment or proposed adjustment relating to Taxes with respect to the Business; provided, that with respect to any item the adjustment of which may cause any Seller to become obligated to make any payment hereunder or otherwise adversely affect any Seller, the Buyer shall consult with the Sellers with respect to the resolution of such issue and not settle any such issue, or file any amended Tax Return relating to such issue, without the prior written consent of the Sellers, which consent shall not unreasonably be withheld.
          (c) Taxes described in Section 7.1(a) and Section 7.1(b) that are due after the Closing Date shall be timely paid, and all applicable Tax Returns shall be filed, as provided by Applicable Law. The paying party shall be entitled to reimbursement from the non-paying party in accordance with Section 7.1(a) or Section 7.1(b), as the case may be. Upon payment of any such Tax, the paying party shall present a statement to the non-paying party setting forth the amount of reimbursement to which the paying party is entitled under Section 7.1(a) or Section 7.1(b), as the case may be, together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed. The non-paying party shall make such reimbursement promptly but in no event later than 10 days after the presentation of such statement. Any payment not made within such time shall bear interest at the Prime Rate as published in the Wall Street Journal, Eastern Edition for each day until paid.
     7.3 Scope of Article VII. Any claim by any Party relating to a breach by another Party of its obligations under this Article VII shall be subject to the terms and conditions, set forth in Article VI. Notwithstanding the foregoing or any term or condition of Article VI, to the extent there is any inconsistency between the terms of Article VI and this Article VII with respect to the allocation of responsibility between the Sellers and the Buyer for Taxes relating to the Business or the Acquired Assets, or with respect to the conduct of any Tax audit, proceeding or refund claim, the provisions of this Article VII shall govern.
     7.4 Tax Representations. The Sellers jointly and severally represent and warrant to the Buyer as of the date hereof and as of the Closing Date that the Sellers have timely paid all Taxes, the non-payment of which would result in a Lien on any Acquired Asset, would otherwise adversely affect the Business or would result in the Buyer becoming liable or responsible therefor.
ARTICLE VIII
TERMINATION
     8.1 Termination of Agreement. The Parties may terminate this Agreement prior to the Closing as provided below:
          (a) the Parties may terminate this Agreement by mutual written consent;
          (b) the Buyer may terminate this Agreement by giving written notice to the Parent in the event any Seller is in material breach, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in Section 5.1(a) or Section 5.1(b) not to be satisfied and (ii) is not cured within 30 days following delivery by the Buyer to the Parent of written notice of such breach;
          (c) the Parent may terminate this Agreement on behalf of the Sellers by giving written notice to the Buyer in the event the Buyer is in breach of any representation, warranty, covenant or agreement contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in Section 5.2(a) or Section 5.2(b) not to be satisfied and (ii) is not cured within 30 days following delivery by the Parent to the Buyer of written notice of such breach;
          (d) the Buyer may terminate this Agreement by giving written notice to the Parent if the Closing shall not have occurred on or before February 29, 2008 by reason of the failure of any condition precedent under Section 5.1 (unless the failure results exclusively from a breach by the Buyer of any representation, warranty, covenant or agreement contained in this Agreement); and
          (e) the Parent may terminate this Agreement on behalf of the Sellers by giving written notice to the Buyer if the Closing shall not have occurred on or before February 29, 2008 by reason of the failure of any condition precedent under Section 5.2 (unless the failure results exclusively from a breach by any Seller of any representation, warranty, covenant or agreement contained in this Agreement).
     Prior to any termination of this Agreement by the Buyer pursuant to this Section 8.1 arising on account of an event or circumstance constituting a Business Material Adverse Effect, the Buyer and Parent agree to discuss in good faith a reasonable adjustment to the Purchase Price on account of such event or circumstance.
     8.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 8.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to the other Parties. Notwithstanding the foregoing, termination of this Agreement shall not relieve any Party for (i) any breach by such Party, prior to the termination of this Agreement, of any covenant or agreement (but not any representation or warranty) contained in this Agreement, (ii) willful failure of such Party to fulfill a condition to the performance of the obligations of the other Party or (iii) willful breach by such Party of any representation or warranty or agreement contained herein, or impair the right of any Party to obtain such remedies as may be available to it in law or equity with respect to such breach or failure by any other Party. The provisions of Article XII and Section 4.4(b) shall survive any termination hereof pursuant to Section 8.1.
ARTICLE IX
EMPLOYEE MATTERS
     9.1 Covenants Regarding Continuing Employees and Continuing Contractors. Employment Offers to U.S. Employees and Offers to All Contractors. As soon as reasonably practicable following the date of this Agreement and in the case of Contractors, at least thirty (30) days prior to the Closing, Buyer shall make offers of employment to all U.S. Employees listed in Section 2.12(a) of the Disclosure Schedule, and offers of engagement to all Contractors listed in Section 9.1(a) of the Disclosure Schedule. An offer of employment to each such U.S. Employee or offer of engagement to each such Contractor (collectively, the “U.S. Offers”) shall provide for (i) substantially comparable base salary (or, in the case of commissioned sales people, a substantially comparable commission structure) and severance for a period of not less than three (3) years after the Closing (or until such Continuing Employee’s employment or such Continuing Contractor’s engagement earlier terminates) and (ii) substantially comparable profit-sharing bonus potential (as a percentage of base salary), benefits (other than defined benefits for which comparable benefits, including other retirement benefits, will, in the aggregate, be substituted, and other than equity compensation for which equity-like compensation or equity compensation will be substituted), location, job grade and job shift, each for a period of not less than 18 months after the Closing (or until such Continuing Employee’s employment or such Continuing Contractor’s engagement earlier terminates) (the items set forth in clauses (i) and (ii), collectively, including the applicable periods during which the compensation, severance and other benefits are to be provided, the “Comparable Terms”), to those provided to such U.S. Employee or Contractor, as the case may be, by the Sellers, immediately prior to the date hereof. For the purposes of this Agreement, substantially comparable location shall include a place of work not more than 50 miles from such Continuing Employee’s principal place of work as of the Closing.

          (b) Continuing Employees and Continuing Contractors. On the Closing Date, U.S. Employees and Contractors who become Continuing Employees or Continuing Contractors will be considered to have resigned from their employment or engagement with the applicable Seller or its Affiliate, and Buyer shall immediately following the Closing, either directly or through one of its Affiliates, employ or engage all such Continuing Employees and Continuing Contractors. After the date of this Agreement and to the extent not in violation of Applicable Law, Sellers shall permit Buyer to review files, compensation data, and job information for the Employees. After the date of this Agreement and to the extent not in violation of Applicable Law, Sellers shall permit Buyer to contact and meet with all Employees at Sellers’ premises during normal business hours, and Sellers shall cooperate fully with the Buyer in all such respects. Nothing in this Agreement shall change the at-will nature of any Continuing Employee’s employment, as applicable.
          (c) EU Employees.
               (i) The Buyer and Sellers acknowledge and agree that the contracts of employment with respect to the EU Employees listed in Section 2.12(a) of the Disclosure Schedule who become Continuing Employees (the “EU Business Employees”) shall not terminate upon Closing. Instead, such contracts of employment shall transfer automatically to Buyer (or relevant Affiliate of Buyer), in accordance with Applicable Law. Except as set out in this Agreement or in Section 9.1(c) of the Disclosure Schedule, all Employment Liabilities arising after the Closing in respect of EU Business Employees who so transfer to Buyer or relevant Affiliate of Buyer, shall from Closing be borne by Buyer or a relevant Affiliate of Buyer. For the avoidance of doubt, all wages, salaries and ongoing employer’s tax liabilities and other periodic outgoings in respect of the EU Business Employees which relate to a period (A) after the Closing Date shall be borne or discharged by the Buyer and (B) on or before the Closing Date shall be borne or discharged by the Sellers.
               (ii) If, contrary to the expectations of the parties, the contract of employment of any other employee in the EU who is an Employee but not an EU Employee, which the parties expected to transfer automatically to the Buyer or relevant Affiliate of the Buyer by operation of Applicable Law is not so transferred, the Buyer or relevant Affiliate of the Buyer shall make such employee an offer of employment, effective at the Closing, on Comparable Terms, such offer to be made within three (3) Business Days of the Buyer becoming aware of such fact.
          (d) Other Non-U.S. Employees. Consistent with Applicable Law and in accordance with any applicable Country-Specific Asset Purchase Agreements or as otherwise expressly agreed by the Buyer and Sellers or its Affiliates, on the Closing Date the Buyer will make offers to all Other Non-U.S. Employees and Other Non-U.S. Contractors (or shall automatically employ in the case of transfers occurring under subparagraph (d)(i)), as listed in Section 2.12(a) and 9.1(d) of the Disclosure Schedule, respectively (the “Non-U.S. Offers”), on Comparable Terms. Notwithstanding anything in this Agreement to the contrary, to the extent the Buyer does not offer fringe benefits on Comparable Terms to Other Non-U.S. Employees and Other Non-U.S. Contractors, Buyer shall offer to such persons the same fringe benefits provided to similarly situated employees or contractors of the Buyer or its Affiliates.

               (i) Consistent with Applicable Law and in accordance with any applicable Country-Specific Asset Purchase Agreements or as otherwise expressly agreed by the Buyer and Sellers or its Affiliates, with respect to all Other Non-U.S. Employees and Other Non-U.S. Contractors whose employment may transfer to the Buyer, the Buyer, after obtaining any necessary consents, shall immediately following the Closing, either directly or through one of its Affiliates, employ or engage all such Continuing Employees and Continuing Contractors as set forth in clause (d); provided, that such Comparable Terms shall include for such Other Non-U.S. Employees, (x) the crediting of unused vacation accrued prior to Closing and (y) such adjustments to the Comparable Terms to the extent such adjustments are required by Applicable Law in connection with a transfer of such employment or, consistent with local practice, in order to secure the necessary consents to such transfer. With respect to Continuing Employees in Japan, to the extent required by Applicable Law governing a transfer of employment, the number of vacation days granted to each Continuing Employee will be based on the length of that Continuing Employee’s service from his or her original hiring date with the Seller. With respect to Continuing Employees in India, the Continuing Employees will be engaged on Comparable Terms without any interruption of service as a result of the transfer of Assets and the Buyer shall take into account the past service of the Continuing Employee with the Seller for the purpose of computing all employment benefits including accrued vacation or leave salary.
               (ii) All Other Non-U.S. Employees and Other Non-U.S. Contractors not covered by subparagraph (d)(i) who accept offers of employment with the Buyer will be considered to have resigned from their employment or contract with Sellers. The Buyer shall immediately following the Closing, either directly or through one of its Affiliates, employ or engage all such Continuing Employees and Continuing Contractors on Comparable Terms (which includes, for the avoidance of doubt, crediting the Continuing Employees with vacation accrued prior to the Closing).
               (iii) After the date of this Agreement, Sellers shall (A) permit the Buyer to review Other Non-U.S. Employee and Other Non-U.S. Contractor files (to the extent not in violation of Applicable Law), compensation data, job information and employment files for the Employees and Contractors and (B) promptly provide any additional information about such Employees and Contractors upon the Buyer’s reasonable request (in each case to the extent not in violation of Applicable Law) and (C) permit the Buyer to contact and meet with all Other Non-U.S. Employees and Other Non-U.S. Contractors at Sellers’ premises during normal business hours, and Sellers shall cooperate fully with the Buyer in all such respects. The Buyer shall be responsible for any liability arising out of its decision to hire or retain, or not hire or not retain, any Other Non-U.S. Employee or Other Non-U.S. Contractor (in each case excluding any notice and severance obligations, other than as required by Applicable Law or as otherwise expressly agreed by the Buyer and Sellers or its Affiliates, on account of Sellers’ termination of such Employee or Contractor).
          (e) Continuing Indian Employees.
               (i) Loans. Promptly after the Closing, the Buyer shall use commercially reasonable efforts to cause repayment to Sellers of all loans taken by Continuing Employees in India (the “Continuing Indian Employees”) set forth in Section 9.1(e) of the

Disclosure Schedule, by advancing outstanding amounts to the Continuing Indian Employees to the extent permitted by Applicable Law.
               (ii) Special Funds. It is agreed that subject to Applicable Law with respect to the Provident Fund existing for the benefit of the Continuing Indian Employees on the Closing Date, the Buyer shall be substituted for Sellers in respect of the Continuing Indian Employees for all purposes whatsoever relating to the administration or operation of such funds or trusts or in relation to the obligation to make contributions to the said funds or trusts in accordance with the provisions of such funds or trusts as provided in the respective trust deeds or other documents. All the rights, duties, powers and obligations of Sellers relating to the Continuing Indian Employees in relation to such funds or trusts shall become those of the Buyer. Sellers shall make payment of the gratuity to all Continuing Indian Employees who are eligible for such gratuity under the Applicable Law.
          (f) Employee Liability Claims.
               (i) All costs and disbursements, if any, incurred in connection with the termination by Sellers or any Affiliate of any employment or engagement of any Employee or Contractor (including any Employee who does not accept an offer of employment with the Buyer) or otherwise under the Employee Benefit Plans of Sellers or for acts or omissions prior to the Closing Date, including without limitation any non-compliance by Sellers with statutory benefit systems, except as otherwise expressly provided in this Agreement, shall be borne by the Sellers.
               (ii) All costs and disbursements incurred under the Employee Benefit Plans of Buyer or otherwise or for acts or omissions by Buyer on and after the Closing Date in connection with the employment, engagement or termination by the Buyer of any Continuing Employee or Continuing Contractor on or after the Closing Date, including, without limitation, any noncompliance by the Buyer with statutory benefits systems, shall be borne solely by the Buyer.
          (g) The Buyer Employee Plans.
               (i) Subject to Section 9.1(c), each Continuing Employee will receive credit for purposes of eligibility to participate and vesting of benefits under all Buyer employee benefit plans for years of service with Sellers or any Affiliate prior to the Closing Date, and (B) the Buyer will make all commercially reasonable efforts to cause any and all pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements under any group pension, health, life, accident or disability plans of the Buyer in which such Continuing Employees and their eligible dependents will participate to be waived and will provide credit for any co-payments and deductibles prior to the Closing Date for purposes of satisfying any applicable deductible, out-of-pocket or similar requirements under any such plans that may apply after the Closing Date.
               (ii) Continuing Employees who were U.S. Employees will become 100% vested in their account balances under the Sellers’ Investment Partnership (the “401K Plan”) as of the Closing Date. The Buyer shall cause a tax qualified defined contribution retirement plan established or maintained by the Buyer (the “Buyer Plan”) to accept eligible rollover contributions as defined in Section 402(e)(4) of the Code) from Continuing Employees who were U.S. Employees (and any other Continuing Employee on the U.S. payroll) with respect to any account balance distributed to them on or as of the Closing Date by the 401K Plan. Buyer shall use reasonable efforts to cause rollovers of outstanding loans from Sellers’ 401K Plan to the Buyer Plan to be permitted. The distribution and rollovers described herein shall comply with Applicable Law and each party shall make all filings and take any actions required of such party under Applicable Law in connection therewith.
               (iii) The Sellers shall and shall cause their applicable Affiliates to take all actions necessary or appropriate so that, effective as of the next business day after the Closing Date (a) the account balances with respect to the plan year in which the Closing Date occurs (whether positive or negative) (the “Transferred Account Balances”) under the medical and dependent care flexible spending reimbursement plans under which any such Continuing Employee was participating, as in effect on the day prior to the Closing Date (collectively, the “Seller Flex Plans”) and who does not elect to continue benefits in each Seller Flex Plan under COBRA shall be transmitted to and shall apply under one or more comparable plans of the Buyer (collectively, the “Buyer Flex Plans”); and (b) the election levels and coverage levels of the participating Continuing Employees shall be transmitted to and apply under the Buyer Flex Plans in the same manner as under the Seller Flex Plans for the remainder of the plan year of the Buyer Flex Plans and subject to any reimbursements previously made under a Seller Flex Plan in such plan year. Each participating Continuing Employee shall be reimbursed from the Buyer Flex Plans for claims incurred as if he or she had participated in the Buyer Flex Plans since the beginning of the plan year of the Seller Flex Plan in which the Closing Date occurs and which are submitted to the Buyer Flex Plans from and after the Closing Date. As soon as practicable after the Closing Date, and in any event within thirty (30) days after the amount of the Transferred Account Balances is determined, the Sellers shall pay the Buyer in cash the net aggregate amount of the Transferred Account Balances of the Continuing Employees whose balances have been transferred on the Closing Date, if such amount is positive, and the Buyer shall pay the Sellers in cash the net aggregate amount of the Transferred Account Balances of all Continuing Employees whose balances have been transferred on the Closing Date, if such amount is negative.
               (iv) The Buyer shall assume all of Sellers’ immigration-related obligations (other than those resulting from Sellers’ violation of Applicable Law) relating to Continuing Employees who are foreign nationals of the country in which they are working, which shall consist of those arising in connection with filings by the Sellers of Labor Condition Applications, nonimmigrant/immigrant visa petitions, work permit applications or extensions and Applications for Alien Employment (Labor) Certification. Buyer and Seller intend that Buyer (by agreeing to hire the Continuing Employees formerly employed by the Seller, and agreeing, as a sponsoring employer, to assume the immigration-related obligations and liabilities described above) shall be considered the successor in interest to the Seller solely and exclusively for U.S. immigration law purposes, to the extent permitted by Applicable Law.

ARTICLE X
OTHER POST-CLOSING COVENANTS
10.1 Access to Information; Record Retention; Cooperation.
          (a) Access to Information. Subject to compliance with contractual obligations and Applicable Laws and regulations regarding classified information, data protection and security clearance, following the Closing, each Party shall, and shall cause its Subsidiaries to, afford to each other Party and to such Party’s authorized accountants, counsel and other designated Representatives during normal business hours in a manner so as to not unreasonably interfere with the conduct of business, (i) reasonable access and duplicating rights to all Information within the possession or control of such Party and (ii) reasonable access to the personnel and auditors of such Party or its Subsidiaries and shall cause such personnel to, and shall use commercially reasonable efforts to cause such auditors to use commercially reasonable efforts to, assist the other Party, in each case, to the extent necessary for any such person in connection with financial reporting and accounting matters, preparing financial statements, preparing and filing of any Tax Returns, prosecuting any claims for refund, defending any Tax claims or assessment, preparing securities law or securities exchange filings, prosecuting, defending or settling any litigation (including any prosecution, litigation or other enforcement of any Patents transferred hereunder), Environmental Matter or insurance claim, performing obligations under this Agreement and the Ancillary Agreements, and all other proper business purposes.
          (b) Preparation of Financial Statements.
               (i) Without limitation of the provisions of Section 10.1(a), following the Closing, the Buyer shall provide to the Parent all information relating to the Business reasonably required for the Parent to prepare the financial statements of the Parent and its Affiliates. In connection with the preparation of such financial statements, the Buyer shall provide the Parent (and its auditors) with reasonable access to the Business, its financial management and any accountant’s work papers, and all financial books, accounts and records relating to the Business.
               (ii) Without limitation of the provisions of Section 10.1(a), following the Closing, Parent shall, and cause its Subsidiaries and Representatives to, use commercially reasonable efforts to provide to the Buyer and its Representatives all reasonably available information relating to the Business and the transactions contemplated hereby for the Buyer to prepare such financial statements as may be required for the Buyer to undertake a registered public offering of equity or debt securities (including the preparation by the Buyer of a filing under the U.S. Securities Act of 1933, as amended with respect to any financing and/or periodic reports under the U.S. Securities Exchange Act of 1934, as amended). In connection with the preparation of such financial statements, Parent shall, and cause its Subsidiaries and Representatives to, provide the Buyer (and its auditors) with reasonable access to its financial management and any accountant’s work papers, and all financial books, accounts and records relating to the Business.

          (c) Reimbursement. A Party making Information or personnel available to another Party under Section 10.1 shall be entitled to receive from such other Party, upon the presentation of invoices therefor, payments for such amounts relating to accounting fees, supplies, disbursements and other out-of-pocket expenses, as may reasonably be incurred in making such Information or personnel available; provided, however, that no such reimbursements shall be required for the general overhead, salary or cost of fringe benefits or similar expenses pertaining to employees of the providing Party.
          (d) Retention of Records. Except as may otherwise be required by law or agreed to in writing by the Parties, each Party shall use commercially reasonable efforts to preserve, until six years after the Closing Date, all Information in its possession or control pertaining to the Business prior to the Closing. Notwithstanding the foregoing, in lieu of retaining any specific Information, any Party may offer in writing to the other Party or Parties to deliver such Information to the other Party or Parties, and if such offer is not accepted within 90 days, the offered Information may be disposed of at any time.
          (e) Confidentiality.
               (i) All Information concerning any Party furnished to any other Party by the other Party or Parties or their Representatives pursuant to this Section 10.1, will be subject to the Confidentiality Agreement, which agreement shall remain in full force and effect and shall survive the Closing (other than with respect to information relating to the Business) or any termination of this Agreement.
               (ii) Each Seller will not, and will cause its Affiliates and Representatives not to, for a period of three years after the Closing Date, directly or indirectly, without the prior written consent of the Buyer, disclose to any third party (other than each other and their respective Representatives) any confidential or proprietary information of the Business or included in the Acquired Assets (the “Business Information”); provided, that the foregoing restriction will not (A) apply to any information to the extent (i) generally available to, or known by, the public (other than as a result of disclosure in violation of this Section 10.1(e)) or (ii) independently developed by such Seller or any of its Affiliates (other than by the Business prior to the Closing), (B) prohibit any disclosure permitted by the License Agreement, or (C) prohibit any disclosure required of any Seller, its Affiliates or Representatives (each a “Seller Disclosing Party”) by any applicable legal requirement, so long as, to the extent legally permissible, such Seller Disclosing Party provides the Buyer with reasonable prior notice of such disclosure and a reasonable opportunity to seek an appropriate protective order or other remedy or waive compliance with this Section 10.1(e)(ii). In the event that such protective order or other remedy is not obtained, or the Buyer waives compliance with this Section 10.1(e)(ii), such Seller Disclosing Party will furnish only that portion of such Business Information which is legally required to be provided and will exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Business Information.
     10.2 Covenant Not to Compete.
          (a) Subject to the Closing, beginning on the Closing Date and ending on the fourth (4th) anniversary of the Closing Date, Sellers shall not, and shall cause their respective

Subsidiaries not to, directly or indirectly, without the prior written consent of Buyer, engage in a Competitive Business Activity (as defined below) anywhere in the Restricted Territory (as defined below). For all purposes of and under this Agreement, the term “Competitive Business Activity” shall mean engaging in, managing or directing persons engaged in, activities constituting the Prohibited Field of Use. For all purposes of and under this Agreement, the term “Restricted Territory” shall mean each and every country, province, state, city or other political subdivision of the world, including those in which Sellers and any of their respective Subsidiaries are currently engaged in business or otherwise distributes, licenses or sells any Products, and the term “Prohibited Field of Use” shall mean (i) the development (independently or jointly), manufacturing, marketing, selling, supporting and maintaining of Cellular Semiconductor Products; and (ii) the development (independently or jointly), marketing, selling, supporting and maintaining of protocol stack and related software designed to implement the Applicable Standards on the Sellers’ general purpose DSPs and/or general purpose processors. For clarity, (i) the “Prohibited Field of Use” shall not include the design, development, manufacturing, marketing, selling, licensing, supporting and/or maintaining of multi-purpose radio products, general purpose processors, general purpose DSPs, analog components (including power management components), RF components and mixed signal components, together with the intellectual property embedded therein, that are not specially designed by or for Sellers or configured by or for Sellers to perform the normal functions performed by analog baseband and digital baseband circuits to comply with any Applicable Standards (“General Purpose Products”); and (ii) Sellers may continue to sell General Purpose Products to customers that in turn incorporate the same into cellular handsets. The parties further acknowledge and agree that Sellers do not police or restrict the post-sale use by their customers of Sellers’ General Purpose Products. For the avoidance of doubt, nothing in this Agreement shall prohibit the Sellers or their Subsidiaries from integrating cellular technology into other products where the primary purpose of such other products is not cellular communications, so long as such cellular technology does not include any Transferred Technology for a period of seven (7) years from the Closing Date. By way of example, the Sellers may add cellular functionality to a System-on-Chip (as defined in the License Agreement) in a digital camera where the primary purpose of the System-on-Chip is not cellular communications.
          (b) The parties hereto agree that the duration and area for which the covenant not to compete set forth in this Section 10.2 is to be effective is reasonable. In the event that any court determines that the time period or the area or both of them are unreasonable and such covenant is to that extent unenforceable, the parties hereto agree that the covenant shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The parties hereto agree that damages are an inadequate remedy for any breach of this covenant and that Buyer shall, whether or not it is pursuing any potential remedies at law, be entitled to equitable relief in the form of preliminary and permanent injunctions without bond or other security upon any actual or threatened breach of this covenant.
     10.3 [Intentionally omitted.]
     10.4 Transition Period for Retained Marks.

          (a) Following the Closing, except as otherwise provided herein, Buyer shall have no rights to use any Retained Marks and will not hold itself out as having any affiliations with Sellers.
          (b) Notwithstanding the provisions of 10.4(a), Buyer may and the Sellers and their respective Subsidiaries grant to the Buyer and its Subsidiaries a nonexclusive, worldwide, fully-paid and royalty-free license under any rights the Sellers and their respective Subsidiaries may have in the Retained Marks, to:
               (i) for a period of twelve months following the Closing Date, utilize data sheets, application notes, user guides, price lists, sales promotional materials, training materials, literature, advertising and other printed material of the Business, to the extent relating to the Products; provided, that in the event any such materials are modified after the Closing Date, such permitted use of the Retained Marks shall be limited to references to specific product names and numbers;
               (ii) use the Retained Marks as affixed to Inventory included in the Acquired Assets;
               (iii) reproduce and affix the Retained Marks to each of the Products, to the extent such Products are qualified by a customer of the Business prior to the Closing with the Retained Marks, until, with respect to a Product as incorporated by a customer, the earlier of (X) the end of the useful life of the product into which the Product is incorporated, or (Y) the requalification of such product for any reason by or for such customer, but in any event the use of the Retained Marks pursuant to this clause (iii) shall not extend beyond ten years following the Closing Date;
               (iv) reproduce and affix the Retained Marks to Products manufactured within a period of twelve months following the Closing Date using the molds in which any Retained Mark is embedded and exists as of the Closing Date;
               (v) reproduce and affix, for a period of twelve months following the Closing Date, the Retained Marks on the device packaging (i.e., outer and inner carton) for the Products to the extent such packaging encloses Products on which the Retained Marks are used pursuant to the terms of this Section 10.4(b); and
               (vi) disclose to its customers and potential customers that it is conducting the Business as a successor to Sellers from and after the Closing.
          (c) The licenses to use the Retained Marks set forth in this Section 10.4 shall not prohibit Sellers or any of their Affiliates from using the Retained Marks (or any similar name or logo) during the term of the respective license or thereafter in any manner, which such Retained Marks are and shall remain the sole property of the Sellers and their Affiliates. Buyer agrees that its use of the Retained Marks shall be substantially consistent with the past practices of the Sellers and their Affiliates in connection with their business and operations and, with respect to such use, Buyer shall adhere to the quality standards to which Sellers and their Affiliates adhered immediately prior to the Closing.

     10.5 Use of Retained Marks in Transferred Technology. The Sellers and the Buyer will cooperate and use commercially reasonable efforts to provide to the Buyer for inclusion in its web site, as promptly as practicable following the Closing, all text, images and other content relating exclusively to the Business contained in any web site maintained by the Sellers (or their Affiliates). Subject to the provisions of Section 10.4 hereof, prior to including any such text, images or other content in its web site, the Buyer shall remove all references to the Retained Marks from any such text, images or other content. The Sellers (or their Affiliates) shall retain ownership of all of their domain names, including those employing the name “Analog”, and neither the Buyer nor any of its Affiliates shall have any right or license to any such domain name. To the extent the Business utilized any internet protocol address space allocated to the Sellers, such internet protocol address space shall remain the property of the Sellers, and no rights or licenses are granted to the Buyer with respect thereto.
     10.6 Payment of Assumed Liabilities or Accounts Receivable. In the event that any Seller (or an Affiliate thereof) inadvertently pays or discharges, after the Closing, any Assumed Liabilities, the Buyer shall reimburse such Seller or Affiliate for the amount so paid or discharged within 30 days of being presented with written evidence of such payment or discharge. Following the Closing, in the event Buyer or any Seller (or their respective Affiliates) receives payment with respect to an account receivable that is owed to the other Party, such party shall promptly (and in any event within 30 days) remit such payment to the other Party.
     10.7 Non-solicit.
          (a) Subject to the Closing, beginning on the Closing Date and ending on the third (3rd) anniversary of the Closing Date, the Sellers shall not, and shall not permit any of their respective Affiliates to (except as may be approved in advance in writing by the Vice President of Human Resources of the Buyer or other senior executive with responsibility for human resources of the Buyer), (i) directly or indirectly, solicit any Continuing Employees, except pursuant to generalized solicitations by use of advertising or which are not specifically targeted at the Continuing Employees, or (ii) hire any of the Continuing Employees; provided, that the foregoing shall not restrict the solicitation or hiring of any Person who was not employed in the Business or by Buyer or any of its Affiliates for the two-year period prior to such Person’s solicitation or hiring; provided, further that the Buyer agrees to reasonably consider any request by the Sellers to hire any Continuing Employees whose employment terminates within such two year period.
          (b) Subject to the Closing, beginning on the Closing Date and ending on the first (1st) anniversary of the Closing Date, the Buyer shall not, and shall not permit any of its Affiliates to (except as may be waived in writing by the Vice President of Human Resources of the Parent or other senior executive with responsibility for human resources of the Parent), (i) directly or indirectly, solicit any employees of the Parent or any of its Subsidiaries, except pursuant to generalized solicitations by use of advertising or which are not specifically targeted at the employees of the Parent or any of its Subsidiaries, or (ii) hire any employees of the Parent or any of its Subsidiaries.
     10.8 Insurance.

          (a) Except as set forth in this Section 10.8, coverage of the Acquired Assets under any insurance policy of any Seller or its Affiliates shall cease as of the Closing Date.
          (b) Each Seller shall, and shall cause its Affiliates to, use reasonable efforts to ensure that the Acquired Assets shall, to the extent covered as of the date hereof or the Closing Date, continue to have coverage under each insurance policy in effect with respect thereto at any time prior to the Closing (each, a “Specified Policy”) in accordance with the terms and conditions thereof from and after the Closing Date for any loss, liability or damage suffered with respect to any incident or event occurring prior to the Closing.
          (c) In the case of any Specified Policy that is a “claims made basis” policy, from the Closing Date until the policy expiration date (including any renewal thereof) of such policy (if later than the Closing Date), and in the case of any Specified Policy that is an “occurrence basis” policy, after the Closing Date, each Seller shall, and shall cause its Affiliates to, use their reasonable efforts to assist Buyer or its Subsidiaries in asserting claims for any loss, liability or damage suffered with respect to any Acquired Assets after the Closing with respect to any incident or event occurring prior to the Closing, to the extent such loss, liability or damage is covered by the terms of such Specified Policy. This Section 10.8(c) shall not affect the Sellers’ indemnification obligations pursuant to Article VI.
     10.9 Notices of Certain Events. Each of the Sellers and the Buyer shall promptly notify the other party of:
          (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
          (b) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement;
          (c) any actions, suits, claims, investigations or proceedings commenced that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to, in the case of the Sellers, Section 2.11 or, in the case of the Buyer, Section 3.4; and
          (d) in the case of the Sellers only, and to the knowledge of the Sellers, (i) any customer or supplier that cancels or otherwise terminates, or threatens in writing (other than in connection with negotiations for a new or renewal contract) to cancel or terminate, its relationship with the Business, (ii) any customer or supplier that decreases materially or threatens in writing (other than in connection with negotiations for a new or renewal contract) to decrease or limit materially its business with the Business, in each case whether as a result of the transactions contemplated hereby or otherwise.
     10.10 Export Law Compliance. The Buyer acknowledges that the Transferred Technology and Transferred Intellectual Property Rights and all related information and materials (collectively, the “Exported Technology”) assigned under this Agreement are subject to governmental restrictions on exports and reexports, disclosures of Exported Technologies to foreign persons, and the importation and/or use of such Exported Technologies outside the

United States (collectively, the “Export Laws”). The Buyer shall comply with all U.S. and foreign Export Laws (including without limitation the Export Administration Regulations of the U.S. Department of Commerce, the International Traffic in Arms Regulations in the U.S. Department of State and the sanctions regulations of the U.S. Department of Treasury).
ARTICLE XI
DEFINITIONS
     For purposes of this Agreement, each of the following terms shall have the meaning set forth below.
     “4G” shall have the meaning set forth in the License Agreement.
     “Acquired Assets” shall mean all assets, properties and rights of each Seller and its Subsidiaries of every kind, nature, character and description, tangible and intangible, real, personal or mixed, wherever located, existing as of the Closing which are owned, held or utilized primarily in the Business (other than with respect to Transferred Intellectual Property Rights, Transferred Technology and other intangible assets, which are only included in the definition of Acquired Assets to the extent (A) owned by a Seller or any of its Subsidiaries and (B) (i) utilized exclusively in the Business or (ii) specifically identified in Section 1.1(a)(i) or Section 1.1(a)(ii) of the Disclosure Schedule), in each case, by such Seller or any of its Subsidiaries, except for the Excluded Assets, including, without limitation, the following assets, properties and rights, in each case to the extent (A) owned by a Seller or any of its Subsidiaries as of the Closing and (B) (i) utilized primarily or exclusively, as the case may be, in the conduct of the Business or (ii) specifically identified in Section 1.1(a)(i) or Section 1.1(a)(ii) of the Disclosure Schedule:
          (a) all raw materials, work in process, finished goods, office supplies, maintenance supplies, spare parts, packaging materials and other inventories (collectively, “Inventory”);
          (b) all computers, equipment, furniture, furnishings, fixtures, machinery, vehicles, tools and tooling and other tangible personal property and all warranties and guarantees, if any, express or implied, existing for the benefit of a Seller or any of its Subsidiaries in connection therewith to the extent transferable;
          (c) the leasehold interests to the Leased Real Property except such Leases that are identified as “Retained Leases” in Section 2.7 of the Disclosure Schedule;
          (d) the Assigned Contracts;
          (e) all Transferred Intellectual Property Rights and Transferred Technology;
          (f) all technical information, know-how, specifications, designs, drawings and processes and quality control data, other confidential business information, including customer lists and vendor lists;

          (g) all Legal Permits transferable without consent of any Governmental Entity and such other Legal Permits for which consent to transfer is obtained;
          (h) all goods and services and all other economic benefits to be received subsequent to the Closing arising out of prepayments and payments by a Seller or any of its Subsidiaries prior to the Closing;
          (i) all Books and Records;
          (j) all goodwill;
          (k) all claims, causes of action, judgments, reimbursements and demands to the extent relating primarily to any Acquired Assets (subject to Section 1.2(b)); and
          (l) all product designs and concepts under development as of the Closing.
     “Affiliate” shall have the meaning assigned to it in Rule 12b-2 of the Securities and Exchange Act of 1934.
     “Agreed Amount” shall mean part, but not all, of the Claimed Amount.
     “Agreement” shall have the meaning set forth in the Preliminary Statement of this Agreement.
     “Ancillary Agreements” shall mean the agreements and instruments referred to in clauses (iii) through (xiii) in Section 1.3(b) of this Agreement.
     “Applicable Law” shall mean any law (including common law), statute, directive, protocol, order, rule, regulation, ordinance, by-law, judgment, code or other similar pronouncement or requirement of any Governmental Entity having the effect of law whether supranational or in the United States, any foreign country, or any domestic or foreign state, province, county, city or other political subdivision or of any other Governmental Entity.
     “Applicable Standards” shall mean, notwithstanding the definition set forth in the License Agreement, the following 2G and/or 3G cellular telecommunications standards: GSM, GPRS, EDGE, UMTS and HSxPA, and TDS CDMA and any extensions of each of the foregoing (but, for the avoidance of doubt, expressly does not include 4G, future extensions of 4G or other future standards).
     “Assigned Contracts” shall mean all contracts, agreements, leases, licenses, commitments, sales and purchase orders and other instruments relating exclusively to the conduct of the Business, together with all contracts specifically listed in Section 2.9(a)(A) and employment contracts with the Continuing Employees identified in Section 2.12(a) of the Disclosure Schedule, if transferable or assignable to the Buyer (or a Buyer Designee) or, if not transferable or assignable, if consent to assignment is obtained.

     “Assumed Liabilities” shall mean all Liabilities of the Sellers that arise or accrue following the Closing under the Assigned Contracts, that result from events, conditions or circumstances first existing after the Closing under the Assigned Contracts (other than Liabilities attributable to any failure by any Seller or any of its Subsidiaries to comply with the terms thereof prior to the Closing).
     “Books and Records” shall mean all papers, records, accounts, ledgers, files, documents, correspondence, studies, reports and other printed or written materials (in paper or electronic format) in the care, custody or control of the Sellers exclusively relating to the Acquired Assets (other than Books and Records) including, without limitation, to the extent exclusively relating to the Acquired Assets, all purchasing and sales records accounting and financial records, Cellular Semiconductor Product documentation, Product specifications, sales and promotional literature and marketing requirement documents and all information relating to any Tax imposed on the Acquired Assets; provided, however, that “Books and Records” shall not include corporate organizational records, employee files or any other papers or records to the extent that the disclosure thereof to the Buyer as of and after the Closing would be in violation of Applicable Law.
     “Business” shall mean the business of product specification, design, development, manufacturing, marketing, selling, supporting and maintaining of Products, and corresponding communications software, as currently conducted and as will be conducted prior to the Closing by the Sellers and their respective Subsidiaries. For the avoidance of doubt, “Business” does not include the group referred to as “Radio Frequency/Limerick”, and “Products” do not include the products developed, under development, marketed or sold by Radio Frequency/Limerick (which such products do not include any Cellular Semiconductor Products).
     “Business Day” shall mean any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions located in New York, New York or Taipei, Taiwan are permitted or required by law, executive order or governmental decree to remain closed.
     “Business Benefit Plans” shall mean any Employee Benefit Plan maintained, or contributed to, by any Seller, or any Subsidiary or ERISA Affiliate for the benefit of Employees (and their beneficiaries).
     “Business Material Adverse Effect” shall mean any change, effect or circumstance that (a) is materially adverse to the business, condition (financial or otherwise), net assets or results of operations of the Business, the Acquired Assets and the Assumed Liabilities, taken as a whole (other than changes, effects or circumstances that are the result of (i) economic factors affecting the economy as a whole or (ii) factors generally affecting the industry or specific markets in which the Business competes, provided, that the changes, effects or circumstances described in clauses (i) and (ii) above shall be disregarded only to the extent that they are not disproportionately adverse to the Business, the Acquired Assets or the Assumed Liabilities (taken as a whole) as compared to other Persons operating in the industries in which the Business operates) or (b) materially impairs or delays the ability of the Sellers and their Subsidiaries to consummate the transactions contemplated by this Agreement; provided, however, that, in the case of clause (a) above, a “Business Material Adverse Effect” shall not include any adverse change, effect or circumstance to the extent that it is attributable to (i) the announcement of this Agreement or the transactions specifically contemplated by this Agreement or (ii) the matters set forth in Section 1.1(e) of the Disclosure Schedule.
     “Business Properties” shall mean the Leased Real Properties and any other real property or facility currently owned, leased or operated by any Seller or any of its Subsidiaries in connection with the Business.
     “Buyer” shall have the meaning set forth in the first paragraph of this Agreement.
     “Buyer Certificate” shall mean a certificate signed by an authorized officer of the Buyer to the effect that each of the conditions specified in clauses (a) through (c) (insofar as clause (c) relates to an action, suit or proceeding involving, or a judgment, order, decree, stipulation or injection against, the Buyer) of Section 5.2 is satisfied.
     “Buyer Material Adverse Effect” shall mean a material adverse effect on the ability of the Buyer to consummate the transactions contemplated by this Agreement.
     “Cellular Semiconductor Product” shall mean a System-on-Chip (as defined in the License Agreement) that has, as the primary purpose of the integrated circuit(s), the processing of radio frequency, digital baseband, and analog baseband signals in compliance with one or more of the Applicable Standards, or a set of integrated circuits that work together to process radio frequency, digital baseband, and analog baseband signals in compliance with one or more of the Applicable Standards. For avoidance of doubt, and without limiting the generality of the foregoing, a Cellular Semiconductor Product does not include a base station or other cellular infrastructure products, systems or components.
     “Claimed Amount” shall mean the amount of any Damages claimed by an Indemnified Party.
     “Claim Notice” shall mean a written notice which contains (i) a description and the Claimed Amount of any Damages incurred or to be incurred by the Indemnified Party, if known (or, if not known, reasonably estimatable), (ii) a statement that the Indemnified Party is entitled to indemnification under Article VI and a reasonable explanation of the basis therefor and (iii) a demand for payment in the amount of such Damages.
     “Closing” shall mean the closing of the transactions contemplated by this Agreement.
     “Closing Date” shall mean the date on which the Closing actually takes place.
     “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1986.
     “Code” shall mean the Internal Revenue Code of 1986, as amended.
     “Confidentiality Agreement” shall mean the confidentiality letter agreement dated April 30, 2007 between the Buyer and the Parent.

     “Continuing Contractors” shall mean those Contractors who agree to continue and commence continuing to provide services to the Buyer with respect to the Business after the Closing.
     “Continuing Employees” shall mean those Employees who accept and commence employment with Buyer in connection with the Closing or whose employment is transferred to the Buyer by operation of Applicable Law or with respect to Other Non-U.S. Employees, as soon as legally permissible after the Closing.
     “Contractor” shall mean any person, other than an Employee, listed in Section 2.12(a) of the Disclosure Schedule or any other Person, other than an Employee, who is principally engaged in providing services to the Business on or after the date hereof. Contractors identified by Sellers in Section 2.12(a) of the Disclosure Schedule as principally providing services to the parts of the Business in various locations shall be referred to as such. For example, Contractors principally providing services to the Business in the U.S. shall be referred to as U.S. Contractors.
     “Country-Specific Asset Purchase Agreements” shall mean, with respect to the Acquired Assets located in the jurisdictions mutually agreed upon between the Parent and the Buyer, agreements effectuating the sale by the Sellers of such Acquired Assets to the Buyer and the Buyer Designees, in form and substance reasonably satisfactory to the Parties; provided, that any Country-Specific Asset Purchase Agreement with respect to any Acquired Assets in India shall reflect any deferred closing with respect to any such assets pursuant to Section 1.4(b) hereof, such that those provisions of this Agreement relevant to such assets and that portion of the Business prior to the Closing shall continue to apply mutatis mutandis (to the extent such terms and conditions are reasonably applicable to the matters contemplated by such Country-Specific Asset Purchase Agreement) until the consummation of such deferred closing.
     “Damages” shall mean any and all Liabilities, monetary damages, losses, fines, fees, penalties, costs and expenses (including without limitation reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding whether involving a third party claim or a claim successfully brought by an Indemnified Party solely between the parties hereto).
     “Disclosure Schedule” shall mean the disclosure schedule provided by the Sellers to the Buyer on the date hereof.
     “Employee” shall mean any employee of the Sellers or their respective Subsidiaries identified by Sellers as devoting at least seventy-five percent (75%) of his or her work time to the Business and listed in Section 2.12(a) of the Disclosure Schedule, holding the positions identified by the Sellers in Section 2.12(a) of the Disclosure Schedule, which support the Business.
     “Employee Benefit Plan” shall mean (a) any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), (b) any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and (c) any other written or oral plan, agreement or arrangement involving employment or compensation, including without limitation employment agreements, insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation, or fringe benefits.
     “Employment Liabilities” shall mean any and all claims, debts, liabilities, commitments and obligations, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever or however arising, including all costs and expenses relating thereto arising under law, rule, regulation, permit, action or proceeding before any Governmental Entity, order or consent decree or any award of any arbitrator with authority to make awards, in each case relating to any Employee Benefit Plan, employment agreement or otherwise relating to an Employee or former employee, current or former consultant or current or former director of Sellers or an ERISA Affiliate, who has provided services to the Business, and his or her employment or service with (or termination from employment or service with) Sellers or any ERISA Affiliate.
     “Environment” shall mean any surface water, ground water, drinking water supply, land surface or subsurface strata, or ambient air.
     “Environmental Law” shall mean any Applicable Law as in effect on the Closing Date relating to the Environment or occupational health and safety, including, without limitation, any Applicable Law relating to (a) exposure to or the presence, manufacture, processing, use, treatment, storage, disposal, transportation, handling or generation of pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances or materials, (b) air, water and noise pollution, (c) groundwater and soil contamination or (d) the Release or threatened Release of pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances or materials to the Environment.
     “Environmental Matters” shall mean any legal obligation or liability arising under Environmental Law.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” shall mean any entity which is a member of (a) a controlled group of corporations (as defined in Section 414(b) of the Code), (b) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (c) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes any Seller.
     “Escrow Amount” shall mean U.S. $10,000,000.
     “Essential Intellectual Property Rights” shall mean the Intellectual Property Rights that are held to necessarily apply to any commercially feasible implementation of a technical industry standard inclusive of any Applicable Standard.
     “EU” shall mean, for purposes of this Agreement, the UK, Ireland, Denmark and Sweden.

     “EU Employee” shall mean any Employee who is principally employed in or assigned to those parts of the Business operated in the EU on or after the date hereof. For these purposes, a person who is normally considered to be principally employed outside the EU but who is on expatriate status in the EU for more one (1) year will be considered an EU Employee.
     “Excluded Assets” shall mean (a) any asset that is listed in Section 1.1(b)(i) of the Disclosure Schedule, (b) any current assets (including cash and accounts receivable), other than Inventory, (c) any and all Licensed Intellectual Property Rights, (d) any and all Web Properties, (e) any contract or agreement that is not an Assigned Contract, (f) any fixed assets located in the People’s Republic of China and (g) any rights to Tax refunds or credits, except to the extent provided in Section 1.2(b), Section 7.1(a) or the Letter Agreement.
     “Excluded Liabilities” shall mean all Liabilities of any Seller or any of its Subsidiaries (or any predecessor of any Seller or any of its Subsidiaries or any prior owner of all or part of its respective businesses and assets) of whatever nature, whether presently in existence or arising hereafter, other than the Assumed Liabilities, including the following (to the extent not expressly Assumed Liabilities):
          (a) all liabilities to the extent arising from or relating to the operation or conduct by the Sellers or any of their Affiliates of any all businesses now, previously or hereafter conducted by Sellers or any of their Subsidiaries other than the Business;
          (b) all Liabilities to the extent arising out of or relating to any Excluded Asset;
          (c) all Liabilities and commitments (i) relating to current or former employees or Contractors of any Seller or any of its Subsidiaries other than, in the case of Continuing Employees and Continuing Contractors, those (A) that are expressly assumed by Buyer pursuant to Article IX or (B) for which a specific prepaid asset (e.g., an insurance policy), if any, is sold, conveyed, transferred, assigned or delivered to Buyer, subject to the terms and conditions of the applicable Employee Benefit Plan (in the case of a Liability or commitment relating to an Employee Benefit Plan), (ii) relating to compensation deferred by Continuing Employees or Continuing Contractors prior to the Closing Date, (iii) which come due as a result of the transactions contemplated hereby, including any stay, retention or transaction bonus, and (iv) relating to stock option and other equity-based compensation plans of any Seller or any of its Subsidiaries;
          (d) all Indebtedness;
          (e) all Liabilities and commitments in respect of Taxes, other than those Liabilities and commitments for which the Buyer is responsible pursuant to Article VII, the License Agreement or the Letter Agreement; and
          (f) all Liabilities to the extent arising from or relating to any marketing or sale of any Products prior to the Closing Date.

     “Governmental Entity” shall mean any transnational, domestic or foreign federal, state or local, court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency.
     “Governmental Filings” shall mean all registrations, filings and notices with or to Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement or necessary for Buyer to conduct the Business from and after the Closing in the manner the Business is currently conducted and will be conducted as at the Closing.
     “Hart-Scott-Rodino Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     “Indebtedness” shall mean (i) all obligations for borrowed money, (ii) all obligations evidenced by notes, bonds, debentures or other instruments, (iii) all obligations under any hedging or swap obligation or other similar arrangement, (iv) all reimbursement obligations under letter of credit or similar facilities, (v) all obligations (other than operating leases) secured by a Security Interest on any Acquired Assets, (vi) all guarantees, including guarantees of any items set forth in clauses (i) through (v), and (vii) all outstanding prepayment premiums, if any, and accrued interest, fees and expenses related to any of the items set forth in clauses (i) through (vi).
     “Indemnified Party” shall mean the party entitled to indemnification under Article VI of this Agreement.
     “Indemnifying Party” shall mean the party from whom indemnification is sought by the Indemnified Party.
     “Information” shall mean all non-privileged records, books, contracts, instruments, documents, correspondence, computer data and other data and information relating to the Business.
     “Intellectual Property Rights” shall mean any or all of the following and all statutory and/or common law rights throughout the world in, arising out of, or associated therewith: (i) all patents and applications therefor, including without limitation all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof (collectively, “Patents”); (ii) all patentable inventions (whether confidential or not) and the right to seek patent protection therefor, and all confidential information, trade secrets and know-how protected under the laws of any applicable jurisdiction (“Trade Secrets”); (iii) all works of authorship, copyrights, mask works, copyright and mask work registrations and applications and all industrial designs and any registrations and applications therefor (“Copyrights”); (iv) all trade names, logos, trademarks and service marks; trademark and service mark registrations and applications (“Trademarks”); (v) all proprietary rights to databases and data collections; and (vi) any similar, corresponding or equivalent rights to any of the foregoing; (vii) any similar, corresponding or equivalent rights to any of the foregoing; and (viii) all goodwill associated with any of the foregoing.

     “Leased Real Property” shall mean all leased real property set forth in Section 2.7 of the Disclosure Schedule.
     “Leases” shall mean any lease or sublease pursuant to which any Seller leases or subleases from another party any real property that is used in the Business.
     “Legal Permits” shall mean all licenses, permits, franchises, qualifications or other authorizations issued by any Governmental Entity relating to the development, use, maintenance or occupation of the Leased Real Property, the ownership or operation of the Acquired Assets or the Business.
     “Letter Agreement” shall mean the letter agreement, dated as of the date hereof, between the Parent and the Buyer that identifies itself as the “Letter Agreement” referred to in this Agreement.
     “Liabilities” shall mean any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown.
     “License Agreement” shall mean a License Agreement between the Sellers and the Buyer in substantially the form attached as Exhibit C.
     “Licensed Intellectual Property Rights” shall mean all Intellectual Property Rights licensed to Buyer under the License Agreement subject to the grants and restrictions contained therein.
     “Licensed Technology” shall mean all Technology that is licensed to Buyer under the License Agreement.
     “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.
     “Materials of Environmental Concern” shall mean any substance, pollutant, or contaminant, waste, material or chemical, defined, listed or classified or regulated under any Environmental Law, including asbestos, asbestos containing materials, oil, petroleum and petroleum products.
     “Measurement Date” shall mean May 5, 2007.
     “Multiemployer Plan” shall mean a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).
     “Neutral Accountant” shall mean PricewaterhouseCoopers LLP.
     “Other Non-U.S. Employee” shall mean an Employee who is principally employed in or assigned to those parts of the Business operated outside the U.S. and the EU on or after the date hereof. For these purposes, a Person who is normally considered to be principally employed outside the U.S. and the EU but who is on expatriate status in the U.S. and/or in the EU for more than one (1) year shall be considered an Other Non-U.S. Employee.
     “Parent” shall have the meaning set forth in the first paragraph of this Agreement.
     “Parent Certificate” shall mean a certificate signed by an officer of the Parent to the effect that each of the conditions specified in clauses (a) through (c) (insofar as clause (c) relates to an action, suit or proceeding involving, or a judgment, order, decree, stipulation or injunction against, any Seller) and clause (i) of Section 5.1 is satisfied.
     “Parties” shall mean the Sellers and the Buyer collectively.
     “Person” shall mean an individual, corporation, partnership, limited liability company, association, joint venture, trust or other entity or organization, including a Governmental Entity.
     “Products” shall mean the Cellular Semiconductor Products developed, sold, under development and/or marketed by the Sellers or any of their respective Subsidiaries prior to the Closing Date, including, without limitation, all products developed, sold, under development and/or marketed by the Sellers’ RF and Wireless Systems Group, but which do not include the products developed, under development, marketed or sold by Radio Frequency/Limerick (which such products do not include any Cellular Semiconductor Products).
     “Purchase Price” shall mean U.S. $349,300,000.
     “Purchase Price Payment” shall mean the Purchase Price less (i) any portion of the Purchase Price payable to any Seller at the Closing pursuant to the Country-Specific Asset Purchase Agreements, less (ii) such amount as set forth in the Letter Agreement and less (iii) the Escrow Amount.
     “Registered Intellectual Property Rights” means (A) all Transferred Intellectual Property Rights under United States, international and foreign: (i) Patents; (ii) registered Trademarks, applications to register Trademarks, intent-to-use applications, or other registrations or applications related to Trademarks; and (iii) registered Copyright and applications for Copyright registration; and (B) any other Transferred Intellectual Property Rights that are the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by a Governmental Entity;
     “Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, deposit, release, discharging, injecting, escaping, leaching, dumping, or disposing into the Environment (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Materials of Environmental Concern).
     “Representative” shall mean, with respect to any Person, such Person’s directors, officers, employees, counsel, financial advisors, auditors, agents and other authorized representatives.

     “Retained Marks” shall mean any trademarks, tradenames or logos of any Seller, or any contraction, abbreviation or simulation of any such trademarks, tradenames or logos, other than trademarks, tradenames or logos that are Transferred Intellectual Property Rights.
     “Retention Benefits Letter” shall mean the letter agreement, dated as of the date of this Agreement, between the Parent and the Buyer that identifies itself as the “Retention Benefits Letter Agreement” referred to in this Agreement.
     “Security Interest” shall mean any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), claim, easement, lease, sublease, covenant, option, rights of others, or restriction (whether voting, sale, transfer disposition or otherwise) other than (a) mechanic’s, materialmen’s, landlord’s and similar liens with respect to amounts not yet due and payable or being contested in good faith and by appropriate proceedings, (b) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (c) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, (d) liens for Taxes not yet due and payable or being contested in good faith and by appropriate proceedings, (e) liens relating to capitalized lease financings or purchase money financings that have been entered into in the ordinary course of business, (f) liens arising solely by action of the Buyer after the Closing and (g) liens which do not materially and adversely impair the use or value of the Acquired Asset which they encumber. For the purposes of this Agreement, a person shall be deemed to own subject to a Security Interest any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.
     “Seller Guarantees” shall mean all letters of credit, guarantees, covenants, indemnities or similar assurance provided by any Seller or any of their respective Affiliates relating exclusively to the Business, if any, set forth in Section 2.9(a)(B)(ix) of the Disclosure Schedule.
     “Sellers” shall have the meaning set forth in the first paragraph of this Agreement.
     “Sellers’ 401(k) Plan” shall mean the defined contribution plan qualified under Section 401 of the Code sponsored by the Parent.
     “Subsidiary” shall mean, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.
     “Taiwanese Withholding Tax” shall mean any Tax paid or payable to any Taiwanese Taxing Authority on account of the transactions contemplated hereby as a result of the status of the Buyer or its Affiliates, the location or the utilization of the Acquired Assets, the Licensed Intellectual Property Rights, Licensed Technology, or the services being provided under the Transition Services Agreement.
     “Taxes” shall mean all taxes, including without limitation income, gross receipts, ad valorem, value-added, excise, real property, personal property, sales, use, transfer, withholding,

employment, social security charges and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof, and liability for the payment of any of the foregoing as a result of being party to any agreement or any express or implied obligation to indemnify any other person.
     “Taxing Authority” shall mean any applicable governmental authority responsible for the imposition of Taxes.
     “Tax Returns” shall mean all reports, returns, declarations, statements, forms or other information required to be supplied to a Taxing Authority in connection with Taxes.
     “Technology” shall mean all technology, technical information, all tangible embodiments of Intellectual Property Rights, including software, development tools, design tools, systems, files, drawings, designs, displays, devices, hardware, apparatuses, documentation, prototypes, lab notebooks, development and lab equipment, methodologies, hardware, tools, manuals, specifications, flow charts, electronic and other technical data, and other tangible embodiments of Trade Secrets or know-how, show-how, techniques, works of authorship and the like.
     “Third Party Consents” shall mean all waivers, permits, consents, approvals or other authorizations from Governmental Entities and other third parties necessary or advisable to consummate the transactions contemplated by this Agreement or necessary for Buyer to conduct the Business from and after the Closing in the manner the Business is currently conducted and will be conducted as at the Closing.
     “Transition Services Agreement” shall mean the Transition Services Agreement between the Parent and Buyer in substantially the form attached hereto as Exhibit A.
     “Transferred Intellectual Property Rights” shall mean all Intellectual Property Rights owned by a Seller that are utilized exclusively in the Business, together with the Intellectual Property Rights specifically identified in Section 1.1(a)(i) of the Disclosure Schedule.
     “Transferred Technology” shall mean all Technology owned by a Seller that is used exclusively in the Business, together with the Technology specifically identified in Section 1.1(a)(ii) of the Disclosure Schedule. To the extent that Transferred Technology includes software, then all versions and releases of such software owned by Seller as of the Closing Date, and corresponding source code and object code forms, shall be included as Transferred Technology.
     “U.S. Employee” shall mean any Employee who is principally employed in or assigned to those parts of the Business operated in the United States on or after the date hereof. For these purposes, a person who is normally considered to be principally employed outside the United States, but who is on expatriate status in the United States for more than one (1) year, will be considered a U.S. Employee.

     “Web Properties” shall mean all rights to Uniform Resource Locators, Web site addresses and domain names.
ARTICLE XII
MISCELLANEOUS
     12.1 Press Releases and Announcements. Immediately after the execution and delivery of this Agreement, the Parties will issue a joint press release announcing the execution and delivery of this Agreement, substantially in the form previously delivered to each other. No Party shall issue (and each Party shall cause its Affiliates not to issue) any other press release or public disclosure relating to the subject matter of this Agreement without the prior written approval of the other Party or Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by law, regulation or stock exchange rule (in which case the disclosing Party shall advise the other Party or Parties and the other Party or Parties shall, if practicable, have the right to review and comment on such press release or announcement prior to its publication).
     12.2 No Third Party Beneficiaries. Except as set forth in Sections 6.1 and 6.2, this Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns and, to the extent specified herein, their respective Affiliates.
     12.3 Action to be Taken by Affiliates. The Parties shall cause their respective Affiliates to comply with all of the obligations specified in this Agreement to be performed by such Affiliates.
     12.4 Entire Agreement. This Agreement, the documents referred to herein (including, without limitation, the Letter Agreement, the Retention Benefits Letter and the Country-Specific Asset Purchase Agreements) and the Confidentiality Agreement constitute the entire agreement among the Buyer, on the one hand, and the Sellers, on the other hand. This Agreement and the documents referred to herein (including, without limitation, the Letter Agreement, the Retention Benefits Letter and the Country-Specific Asset Purchase Agreements) supersede any prior agreements or understandings among the Buyer, on the one hand, and the Sellers, on the other hand, and any representations or statements made by or on behalf of any Seller or any of their respective Affiliates to the Buyer, whether written or oral, with respect to the subject matter hereof and thereto, other than the Confidentiality Agreement, and the parties hereto specifically disclaim reliance on any such prior representations or statements to the extent not embodied in this Agreement.
     12.5 Succession and Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the Parent (in the case of an assignment by the Buyer) or the Buyer (in the case of an assignment by any Seller), which written approval shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, this Agreement, and all rights, interests and obligations hereunder, may be assigned or delegated, without such consent, (i) to any entity that acquires all or substantially all of a Party’s business or assets or the division of Buyer which contains the Business as it is conducted after the Closing and (ii) by Buyer, in whole or from time to time in part, to one or more of its Affiliates at any time prior to the Closing; provided, that no such assignment or delegation shall relieve the assigning Party of any of its obligations hereunder. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. For the avoidance of doubt, a successor of a Party shall not include any third-party acquirer of such Party in a transaction in which such Party or the surviving entity of a merger in which such Party was a constituent entity becomes a direct or indirect Subsidiary of such third-party.
     12.6 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

	If to the Buyer:	Copy to:

	MediaTek Inc.	Davis Polk Wardwell
	10F, No. 1 Dusing Road 1	1600 El Camino Real
	Science-Based Industrial Park	Menlo Park, CA 94025
	HsinChu City, Taiwan, 300	Telecopy: (650) 752-2111
R.O.C.		Attention: Alan F. Denenberg
Telecopy:	886-3-578-7610
Attention:	Wei-Fu Hsu, Senior Director,
Corporate Counsel
Legal and Intellectual Property Division

	If to any Seller:	Copy to:

	c/o Analog Devices, Inc.	Wilmer Cutler Pickering Hale and Dorr LLP
	Corporate Headquarters	60 State Street
	One Technology Way	Boston, MA 02109
	P. O. Box 9106	Telecopy: (617) 526-5000
	Norwood, MA 02062-9106	Attention: Mark G. Borden
Telecopy: (781) 461-3215
Attention: General Counsel
Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

     12.7 Amendments and Waivers. The Parties may mutually amend or waive any provision of this Agreement at any time. No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
     12.8 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the body making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.
     12.9 Expenses. Except as otherwise specifically provided to the contrary in this Agreement, each of the Parties shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.
     12.10 Governing Law. This Agreement and any disputes hereunder shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of New York.
     12.11 Arbitration.
          (a) Any dispute, controversy or claim arising out of or relating to this Agreement, including formation, interpretation, breach or termination thereof, including whether the claims asserted are arbitrable (each, a “Dispute”), will be resolved as follows: The senior management of all parties to the Dispute shall meet promptly following written request of a Party to the Dispute to attempt to resolve such Dispute. In the event that senior management cannot resolve the Dispute within 30 Business Days of their initial conference, the Parties irrevocably agree and acknowledge that any such Dispute, shall be resolved, as between the Parties, exclusively and solely by binding arbitration in accordance with this Section 12.11. For purposes hereof, “senior management” shall mean officers of the respective party with authority to resolve the Dispute.
          (b) With respect to any matter that a Party elects to submit to arbitration pursuant to this Section 12.1, the submitting Party shall deliver a demand for arbitration to the other Party (a “Demand”). Such arbitration shall be conducted pursuant to an arbitration procedure under which the disputing parties shall jointly select, within 15 Business Days of the Demand, an independent arbitrator with the relevant industry and technical background but with no prior, existing or potential business relationship with either party or an Affiliate of either party. If, for whatever reason, the disputing parties cannot mutually agree on an independent arbitrator within such 15 Business Days, Judicial Arbitration Mediation Services shall appoint an arbitrator it deems to have reasonably relevant industry and technical background. The location of such arbitration shall be in New York, New York or as otherwise mutually agreed upon by the disputing parties. Upon the request of either disputing party, the arbitrator selected will hear each party’s presentation as soon as practicable following such selection. The arbitrator will rule as soon as practicable following the conclusion of such presentation by the disputing parties, and such ruling shall be non-appealable. Such arbitration shall be initiated and conducted in accordance with the International Arbitration Rules of the Judicial Arbitration Mediation Services, as such rules shall be in effect on the date of delivery of a Demand for arbitration, except to the extent that such rules are inconsistent with the provisions set forth in this Agreement.
          (c) Any award by the arbitrator shall be accompanied by a written opinion setting forth the findings of fact and conclusions of law relied upon in reaching the decision. The award rendered by the arbitrator shall be final, binding and non-appealable, and judgment upon such award may be entered by any court of competent jurisdiction for enforcement pursuant to the New York Convention on Enforcement of International Arbitral Awards. The Parties agree that the existence, conduct and content of any arbitration shall be kept confidential and no Party shall disclose to any person any information about such arbitration, except as may be required by law or by any governmental authority or for financial reporting purposes in each Party’s financial statements and except in court proceedings to enforce this arbitration provision or any award hereunder or to obtain interim relief. The arbitrator shall be empowered to award such remedies as he or she shall consider appropriate based upon the arbitrator’s findings of fact and conclusions of law and such other factors as the arbitrator considers relevant, subject to Section 6.5(b) of this Agreement.
          (d) Notwithstanding anything in this Agreement to the contrary, any Party may apply for conservatory or interim relief measures to the United States District Court for the Southern District of New York which shall have exclusive jurisdiction to grant such injunctive relief.
     12.12 Bulk Transfer Laws. The Buyer acknowledges that the Sellers will not comply with the provisions of the bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.
     12.13 Construction.
          (a) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.
          (b) Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

          (c) The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
          (d) Any reference herein to an Article, section or clause shall be deemed to refer to an Article, section or clause of this Agreement, unless the context clearly indicates otherwise.
          (e) All references to “$”, “Dollars” or “US$” refer to currency of the United States of America.
     12.14 Foreign Exchange Conversions. If any amount to be paid, transferred, allocated, indemnified, reimbursed or calculated pursuant to, or in accordance with, the terms of this Agreement or any Exhibit or Schedule (including the Disclosure Schedule) referred to herein (including without limitation the calculation, payment or reimbursement of Damages under Article VI or Article VII hereof) is originally stated or expressed in a currency other than United States Dollars, then, for the purpose of determining the amount to be so paid, transferred, allocated, indemnified, reimbursed or calculated, such amount shall be converted into United States Dollars at the exchange rate between those two currencies most recently quoted in The Wall Street Journal in New York as of the Business Day immediately prior to (or, if no such quote exists on such Business Day, on the closest Business Day prior to) the day on which the Party required to make such payment, transfer, indemnification, reimbursement or calculation first becomes obligated to do so hereunder (or, in the case of Article VI hereof, would have first become obligated to do so but for the operation of Section 6.5(a) hereof); provided, however, that nothing in this Section 12.14 shall be deemed to require any Party to make any foreign currency conversion or other similar calculation that violates or conflicts with, or otherwise causes a Party to violate or Applicable Law.
     12.15 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.
     12.16 Counterparts and Facsimile Signature. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.
     12.17 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement to be performed following the Closing were not performed in accordance with the terms thereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of any such provision or to enforce specifically the performance of any such provision in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, in addition to any other remedy to which they are entitled at law or in equity.
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     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

ANALOG DEVICES, INC.
By:	/s/ Jerald G. Fishman
	Name:	Jerald G. Fishman
	Title:	President and Chief Executive Officer

ANALOG DEVICES, B.V.
By:	/s/ Jerald G. Fishman
	Name:	Jerald G. Fishman
	Title:	Attorney-in-Fact

ANALOG DEVICES APS
By:	/s/ William A. Martin
	Name:	William A. Martin
	Title:	Director

ANALOG DEVICES LIMITED
By:	/s/ William A. Martin
	Name:	William A. Martin
	Title:	Director

ANALOG DEVICES INDIA PRIVATE LIMITED
By:	/s/ William A. Martin
	Name:	William A. Martin
	Title:	Director

[Purchase and Sale Agreement Signature Page]

ANALOG DEVICES HONG KONG, LTD.
By:	/s/ William A. Martin
	Name:	William A. Martin
	Title:	Director

ANALOG DEVICES KOREA, LTD.
By:	/s/ William A. Martin
	Name:	William A. Martin
	Title:	Director

ANALOG DEVICES TAIWAN, LTD.
By:	/s/ William A. Martin
	Name:	William A. Martin
	Title:	Director

ANALOG DEVICES (SHANGHAI) CO., LTD.
By:	/s/ William A. Martin
	Name:	William A. Martin
	Title:	Director

ANALOG DEVICES (CHINA) CO., LTD.
By:	/s/ William A. Martin
	Name:	William A. Martin
	Title:	Director

[Purchase and Sale Agreement Signature Page]

MEDIATEK INC.
By:	/s/ Ming-Kai Tsai
	Name:	Ming-Kai Tsai
	Title:	Chairman

[Purchase and Sale Agreement Signature Page]